Exhibit 10.1

STOCK PURCHASE AGREEMENT

By and Among

ASTRONICS CORPORATION,

and

PLANESITE HOLDINGS, INC.,

and

THE ROBERT ABBINANTE TRUST DATED OCTOBER 14, 2009,

THE ABBINANTE 2013 IRREVOCABLE TRUST # 1,

THE ABBINANTE 2013 IRREVOCABLE TRUST #2

and

ROBERT ABBINANTE

Dated as of December 23, 2014

SCHEDULES

Schedule	Description
1.1(a)	Accounts Payable
1.1(b)	Accounts Receivable
1.1(c)	Accrued Liabilities
1.1(d)	Sale Event Compensation Plans
1.1(e)	Inventory
3.1	Ownership of Shares
3.2	Foreign Qualifications
3.4(a)	Violations and/or Breaches
3.4(b)	Required Consents and Approvals
3.5(a)	Capitalization
3.6	Subsidiaries and Investments
3.7	Financial Statements
3.7(b)	Deviations from GAAP
3.8	Liabilities
3.9(a)	Tangible Personal Property
3.9(b)	Liens on Tangible Personal Property
3.12(a)	Contracts
3.12(b)	Loss Contracts
3.12(c)	Government Contracts
3.13	Litigation
3.14	Tax Matters
3.15	Insurance
3.16(c)	Intellectual Property; Grants of Licenses
3.16(d)	Third Party Intellectual Property
3.17	Compliance with Laws, Orders and Permits
3.18(b)	Disputed Obligations
3.19	Inventory
3.20	Suppliers and Customers
3.21(a)	Personnel Matters
3.21(d)	Immigration Matters
3.22(a)	Employee Plans
3.23	Environmental Matters
3.24	Affiliate Transactions
3.25	Bank Accounts; Powers of Attorney
3.26	Permits
3.27	Absence of Certain Changes
3.28	Brokers’ or Finders’ Fees
3.29(a)	Product Warranties
3.29(c)	Extended Warranties
3.31(a)	Import and Export Licenses
3.31(b)	Import and Export Disclosures
3.31(d)	Import and Export Disclosures

i

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of December 23, 2014 (the “Signing Date”) by and among ASTRONICS CORPORATION, a New York corporation (“Purchaser”), PLANESITE HOLDINGS, INC., an Illinois corporation (“Planesite”), the stockholders of Planesite signatory hereto (such stockholders are sometimes hereinafter referred to individually as a “Stockholder” and, collectively as the “Stockholders”) and Robert Abbinante (“Abbinante”).

W I T N E S S E T H:

WHEREAS, the Stockholders own all of the issued and outstanding shares of stock in Planesite (the “Shares”); and

WHEREAS, Planesite holds all of the issued and outstanding shares of stock in Armstrong Aerospace, Inc., an Illinois corporation (“Armstrong”); and

WHEREAS, Armstrong holds all of the issued and outstanding shares of stock in Armstrong Aerospace DISC, Inc., an Illinois corporation (“Armstrong DISC” and together with Planesite and Armstrong, the “Companies” and each a “Company”); and

WHEREAS, the Companies are engaged in the business of aviation engineering, certification, design, and manufacture of technologies for aircrafts (the “Business”); and

WHEREAS, the Stockholders desire to sell, and the Purchaser desires to purchase, all of the Shares pursuant to the terms of this Agreement; and

WHEREAS, it is the intention of the parties hereto that, upon consummation of the transactions contemplated by this Agreement, the Purchaser will own directly all of the issued and outstanding Shares and all equity and voting interest in Planesite.

NOW, THEREFORE, IT IS AGREED:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. When used in this Agreement, the following terms will have the respective meanings specified below.

“Accounts Payable” means (i) all bona fide accounts payable of a Company (exclusive of Accrued Liabilities, unpaid Transaction Costs, Indebtedness and accounts payable of such Company to Affiliates of such Company) and (ii) all checks written on bank accounts of any Company prior to the Closing Date which have not cleared as of the Signing Date. Schedule 1.1(a) sets forth a list of the Accounts Payable as of the Signing Date, which Schedule shall be updated by the Companies in accordance with Section 5.12 as of a date within two (2) Business Days prior to the Closing Date.

“Accounts Receivable” means all bona fide accounts receivable of a Company, whether billed or unbilled (exclusive of any accounts receivable of such Company from Affiliates of such Company). Schedule 1.1(b) sets forth a list of the Accounts Receivable as of the Signing Date, which Schedule shall be updated by the Companies in accordance with Section 5.12 as of a date within two (2) Business Days prior to the Closing Date.

“Accrued Liabilities” means all accrued expenses of a Company (exclusive of Accounts Payable, unpaid Transaction Costs and Indebtedness). Schedule 1.1(c) sets forth a list of the Accrued Liabilities as of November 30, 2014, which Schedule shall be updated by the Companies in accordance with Section 5.12 as of a date within two (2) days prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person will also include (i) any Person that directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (ii) any officer, director, trustee or beneficiary of such Person, (iii) any spouse, parent, sibling or descendant of any Person described in clauses (i) or (ii) above, and (iv) any trust for the benefit of any Person described in clauses (i) through (iii) above or for any spouse, issue or lineal descendant of any Person described in clauses (i) through (iii) above. Notwithstanding anything herein to the contrary, Armstrong AeroMod, LLC, an Illinois limited liability company, shall not be deemed an Affiliate of any Company.

“Books and Records” means originals or true copies of all operating data and records of the Companies including, without limitation, financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, warranty files, batch and product serial number records and files, written operating methods and procedures, specifications, operating records and other information related to the Companies’ assets, properties and rights, reference catalogues, insurance files, personnel records, records relating to potential acquisitions and other records, on whatever media, pertaining to the Companies or its business or operations, or to customers or suppliers of, or any other parties having contracts or other business relationships with, the Companies.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks are permitted or required by law to be closed in the State of Illinois.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement.

“Confidential Information” means any information concerning the organization, business or finances of a Company or of any third party which any Company is currently under an obligation to keep confidential or that is currently maintained by a Company as confidential, including, without limitation, confidential or secret processes, products, technology, know-how, merchandising and advertising programs and plans, suppliers, services, techniques, customers and plans with respect to a Company; provided, however, that notwithstanding anything in the foregoing, the term “Confidential Information” shall not include information that (i) is or becomes generally available to the public, other than as a result of disclosure by the Stockholders, Abbinante, or their Representatives in violation of this Agreement, or (ii) becomes available to the Stockholders, Abbinante, or their Representatives from a Person other than the Purchaser or a Company on a non-confidential basis, provided that such Person was not known by the Stockholders, Abbinante, or their Representatives to be bound by an obligation of confidentiality to the Purchaser or a Company or its Representatives with respect to such information, or (iii) is required to be disclosed pursuant to a subpoena or court order.

“Contract(s)” means the contracts, agreements, purchase orders, proposals and commitments, whether written or oral, which are currently in effect and to which a Company is a party or by which it or its assets or properties are bound, including, without limitation, contracts, agreements, purchase orders, proposals and commitments:

(i) which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of a Company;

(ii) relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for Inventory or supplies in the Ordinary Course of Business) with respect to a Company in excess of $5,000 individually, or $10,000 in the aggregate;

(iii) involving a loan (other than Accounts Receivable from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment allowances to the employees of a Company extended in the Ordinary Course of Business), or investment in, any Person or relating to the making of any such loan, advance or investment;

(iv) involving Indebtedness;

(v) under which any Person (other than a Company) has directly or indirectly guaranteed Indebtedness;

(vi) granting or evidencing a Lien on any properties or assets of a Company;

(vii) regarding the employment of any individual;

(viii) providing for any management, consulting, financial advisory or any other similar service;

(ix) limiting the ability of a Company to engage in any line of business or to compete with any Person;

(x) (including letters of intent) involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(xi) involving any joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangements;

(xii) involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xiii) involving a confidentiality, standstill or similar arrangement;

(xiv) involving leases or subleases of personal property to which a Company is a party (as lessee or lessor) and involving an annual base rental payment in excess of $25,000;

(xv) involving the payment or receipt by a Company of $25,000 or more which are not cancelable by such Company without penalty on thirty (30) days’ or less notice;

(xvi) containing a “most favored nation” clause or similar provision;

(xvii) granting a power of attorney or other similar grant of agency; and

(xviii) all other Contracts that are material to the Business.

“Current Real Property” means the land and buildings at 1437 Harmony Court, Itasca, Illinois and 1377 Industrial Drive, Itasca, Illinois (other than the buildings and improvements owned by Armstrong), each leased by Armstrong pursuant to the applicable Lease.

“Damages” means any and all losses, liabilities, claims, damages, demands, lost profits, amounts due from judgments or Proceedings, assessments, costs and expenses, including interest, penalties, reasonable attorney’s fees and any and all reasonable out-of-pocket expenses incurred by an Indemnified Party in investigating, preparing or defending against any Proceeding, commenced or threatened or any claim. Damages will not be deemed to include any punitive damages, incidental damages, consequential damages, special damages, indirect damages, or diminution in value damages, except to the extent a Person is required to pay such damages to a third party in connection with a matter for which such Person is otherwise entitled to indemnification under this Agreement.

“Environmental Claim” means any notice of violation, notice of potential or actual responsibility or liability, claim, suit, action, judgment, demand, fine, penalty, directive or order (including those for contribution and/or indemnity) by any Governmental or Regulatory Authority or other Person for any damage (including, but not limited to, personal injury, tangible or intangible property damage, natural resource damage, indirect or consequential damages, governmental costs, investigative costs, removal, mitigation, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment), fines, penalties or restrictions or conditions on any Permit resulting from or relating to (i) any alleged injury or threat of injury to health, safety or the environment, (ii) the presence of, a Release or threatened Release of, or exposure to, any Hazardous Substances, (iii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, or (iv) non-compliance with any Environmental Laws or any term or condition of any Environmental Permit.

“Environmental Law” means any existing Law, Order or other requirement of law, including any principle of common law, or binding agreement with any Governmental or Regulatory Authority, relating to the protection of human health, natural resources or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement.

“Estimated Tax Gross Up” means the Tax Gross Up paid by the Purchaser to the Stockholders on the Closing Date as estimated in good faith and mutually agreed by the Purchaser and the Stockholders at least two (2) Business Days prior to the Closing Date.

“Final Tax Gross Up” means the Tax Gross Up as reflected in the Final Gross Up Schedule as finally determined in accordance with Section 2.4.

“Government Contract” means a Contract between a Company and a Governmental or Regulatory Authority, or a prime contractor or subcontractor thereof.

“Governmental or Regulatory Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, legislative, judicial, quasi-judicial, importing or other governmental or quasi-governmental authority.

“Hazardous Substances” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including, but not limited to, the definition of “contaminant,” “pollutant,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants”; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication, (i) any obligations of a Company for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs) or indebtedness of a Company issued or incurred in substitution or exchange for obligations for borrowed money, (ii) all Accounts Payable or other debts due and owing from a Company to its Affiliates, (iii) the amount of customer advances, less $850,000, (iv) amounts owing by a Company as deferred purchase price for property or services (other than trade payables incurred in the Ordinary Course of Business), (v) any obligations of a Company evidenced by any note, bond, debenture or other debt security, (vi) any obligations of a Person other than a Company secured by a Lien against (A) the Shares or (B) any right, title and interest in and to the Business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, and owned by a Company or in which a Company has any interest, (vii) any obligations or commitments of a Company to repay deposits or other amounts advanced by and owing to third parties (other than customer advances), (viii) any obligations of a Company under capital leases, (ix) other than bonuses payable pursuant to the terms of the Sale Event Compensation Plans set forth on Schedule 1.1(d), any obligations of a Company which would become due and owing under any employment, severance, bonus, commission, non-competition or similar agreement upon the execution of this Agreement or the consummation of the transactions contemplated hereby, (x) accrued royalties, (xi) funded letters of credit and (xii) all obligations of the types described in clauses (i) through (xi) above of any Person other than a Company, the payment of which is guaranteed, directly or indirectly, by a Company. Indebtedness will not, however, include (i) Accounts Payable, (ii) Accrued Liabilities, and (iii) the endorsement of negotiable instruments for collection in the Ordinary Course of Business.

“Indemnifiable Claim” or “Indemnifiable Claims” means (i) Purchaser Indemnifiable Claim(s) when used in the context of a Purchaser Indemnified Party as the Indemnified Party, and/or (ii) Stockholder Indemnifiable Claim(s) when used in the context of a Stockholder Indemnified Party as the Indemnified Party.

“Indemnified Party” means (i) a Purchaser Indemnified Party when used in the context of an Indemnifiable Claim under Section 8.2(a) and/or (ii) a Stockholder Indemnified Party when used in the context of an Indemnifiable Claim under Section 8.2(b).

“Indemnifying Party” means (i) the Stockholders, jointly and severally, in connection with a Purchaser Indemnifiable Claim and (ii) the Purchaser in connection with a Stockholder Indemnifiable Claim.

“Intellectual Property” means all intellectual property owned, leased or used by a Company to conduct the Business including, without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives) other than generally available commercial off-the-shelf computer software subject to shrinkwrap or clickwrap licenses and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Inventory” means all raw material, work-in-process and finished goods inventory of a Company. Schedule 1.1(e) sets forth the Inventory as of November 30, 2014, which Schedule shall be updated by the Companies in accordance with Section 5.12 as of December 31, 2014. Purchaser acknowledges that the Inventory provided as of November 30, 2014 is an estimate only and not subject to any physical inventory examination conducted by the Companies as of such date.

“Law” means any existing statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.

“Lease” means that certain (i) Lease Agreement, dated as of January 1, 2013, by and between Harmony Court Properties, LLC and Armstrong, related to the Current Real Property located at 1437 Harmony Court, Itasca, Illinois; and (ii) Lease Agreement, dated as of January 1, 2013, by and between Harmony Court Properties III, LLC and Armstrong, related to the Current Real Property located at 1377 Industrial Drive, Itasca, Illinois.

“Liens” means liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way or similar encumbrances.

“Material Adverse Change” or “Material Adverse Effect” means, (i) when used with respect to a Company or the Business, any change or effect that individually or in the aggregate is material and adverse to such Company, taken as a whole, or (ii) when used with respect to the Purchaser, any materially adverse change in or effect on (including any material delay) the ability of the Purchaser to perform its obligations hereunder; provided that none of the following shall be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Change or Material Adverse Effect: (A) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement; (B) conditions generally affecting the industry in which the Business participates or the United States economy as a whole so long as such conditions do not affect the Business in a disproportionate manner as compared with businesses in the same industry (C) compliance with the terms of, or the taking of any action required by this Agreement; (D) any change in accounting requirements or principles, any change in foreign currency exchange rates, or any change in applicable Laws or the interpretation thereof by a Governmental or Regulatory Authority; (E) changes that are the result of acts of war, armed hostilities, acts of terrorism, or natural disasters, whether or not pursuant to the declaration of a national emergency or war; (F) changes resulting from the disruption of financial, banking, or securities markets (including any decline in the price of any security or any market index); (G) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental or Regulatory Authority; and (H) changes resulting from any existing event, occurrence, or circumstance with respect to which the Companies have disclosed on the Schedules.

“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.

“Ordinary Course of Business” means an action taken by a Person if such action is consistent with the past practices of such Person and/or taken in the ordinary course of such Person’s business.

“Permits” means all permits, licenses, consents, franchises, approvals and other authorizations (and any pending applications for issuance or renewal thereof) required from any Governmental or Regulatory Authority or other Person with respect to a Company or the operation of the Business and necessary to conduct the Business as presently conducted.

“Permitted Liens” means (i) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable or that are being contested in good faith and, in each case, for which adequate reserves have been established in accordance with GAAP, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable; and (iii) Liens on the underlying interest of the landlord or lessor of any property leased by a Company (to the extent such Company is not in default under such lease).

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental or Regulatory Authority.

“Proceeding” means any claim, demand, action, suit, litigation, dispute, audit, Order, writ, injunction, judgment, assessment, decree, grievance, arbitration, mediation or other proceeding, whether civil, criminal, administrative or investigative.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means any officer, director, manager, principal, attorney, accountant, agent, employee or other representative of any Person.

“Rights” means (i) warrants, options, restricted stock, performance units, convertible securities and other similar arrangements or commitments which obligate a Company to issue or dispose of any of its capital stock and (ii) stock appreciation rights, performance units and other similar stock-based rights, whether they obligate a Company to issue equity securities or other securities or to pay cash.

“Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, through one or more Subsidiaries of such Person, has more than a 50% equity interest or more than 50% of the voting control.

“Tangible Personal Property” means all of the tangible personal property (other than Inventory) owned or leased by a Company or in which a Company has any interest, including, without limitation, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, tooling, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

“Tax Return” means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes required to be filed with any Governmental or Regulatory Authority.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and will include any liability for such amounts as a result either of being a Stockholder of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity for such amounts.

“Transaction Costs” means all fees, costs and expenses paid or accrued by the Stockholders and/or a Company in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of attorneys, accountants, consultants and financial advisers.

“Transaction Documents” means this Agreement (including the Schedules and Schedule Updates), the Escrow Agreement and all other instruments and agreements to be executed and delivered hereunder and thereunder.

Section 1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms will have the respective meanings assigned thereto in the sections indicated below.

DEFINED TERMS	SECTION
“Aggregate Cap”	8.3(a)
“Agreed Claims”	8.4
“Agreement”	Preamble
“Armstrong”	Recitals
“Armstrong DISC”	Recitals
“Balance Sheet”	3.7(a)
“Balance Sheet Date”	3.7(a)
“Business”	Recitals
“Claim Notice”	8.4(a)
“Closing”	2.3
“Closing Date”	2.3
“Closing Payment”	2.2(a)
“Company” or “Companies”	Recitals
“Employee”	3.21(a)
“Employee Plans”	3.22(a)
“Escrow Account”	2.2(b)
“Escrow Account 1”	2.2(b)
“Escrow Account 2”	2.2(b)
“Escrow Agent”	2.2(b)
“Escrow Agreement”	2.2(b)
“Escrow Amount”	2.2(b)
“Estimated Tax Gross Up”	5.13(b)
“FAR”	3.12(c)(i)
“Final Gross Up Schedule”	2.4(b)
“Financial Statements”	3.7(a)
“General Cap”	8.3(a)
“GoGo Receivable”	2.2
“Gross Up Arbitrator”	2.4(b)
“Initial Allocation Schedule”	2.4(a)
“Initial Gross Up Schedule”	2.4(a)
“Objecting Stockholder(s)”	2.4(b)
“Planesite”	Recitals
“Pre-Closing Taxes	5.9(e)
“Pre-Closing Tax Periods”	5.3(a)
“Purchaser Indemnifiable Claim”	8.2(a)
“Purchaser Indemnified Party”	8.2(a)
“Purchase Price”	2.2
“Purchaser”	Preamble
“Schedule Update”	5.12
“Section 338(h)(10) Election(s)”	5.13(a)

“Shares”	Recitals
“Stockholder(s)”	Preamble
“Stockholder Indemnifiable Claim”	8.2(b)
“Stockholder Indemnified Party”	8.2(b)
“Straddle Tax Periods”	5.9(b)
“Tax Gross Up”	5.13(b)
“Threshold”	8.3(a)

Section 1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile or e-mail transmission or comparable means of communication;

(b) words expressed in the singular number will include the plural and vice versa, words expressed in the masculine will include the feminine and neuter gender and vice versa;

(c) references to Articles, Sections, Schedules and Recitals are references to articles, sections, schedules and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) this Agreement or any other agreement or document will be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

Section 1.4 Schedules and Exhibits. The Schedules to this Agreement are incorporated into and form an integral part of this Agreement.

Section 1.5 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge of the Company” or “knowledge of the Companies,” such knowledge means (i) the actual knowledge of Robert Abbinante and M. Chryss Crockett, in each case after due inquiry with Shawn Raybell, Natalie Blachowicz, Steve Keysor, Dominick Zaccaro, and Anthony Colletti.

ARTICLE II

SALE OF SHARES

Section 2.1 Sale of Shares. On the terms, and subject to the conditions, set forth in this Agreement, the Stockholders agree to sell, assign, transfer and deliver to the Purchaser on the Closing Date, and the Purchaser agrees to purchase from the Stockholders on the Closing Date, the Shares. The certificates or other documentation representing the Shares held by each Stockholder will be delivered to the Purchaser at the Closing by such Stockholder, duly endorsed in blank, or accompanied by such other instruments of transfer as are reasonably acceptable to the Purchaser, in each case, with all necessary transfer tax and other revenue stamps, acquired at such Stockholder’s expense, affixed and canceled.

Section 2.2 Consideration. The aggregate consideration for the Shares shall be (a) FIFTY MILLION DOLLARS ($50,000,000.00) minus the aggregate amount of the gross purchase price agreed upon by the parties following the Signing Date for the purchase of the Current Real Property and the property located at 1431 Harmony Court, Itasca, Illinois from the owners thereof to the Purchaser, plus the sum of (i) the Final Tax Gross Up and (ii) any amount remaining unpaid as of the Closing Date from GoGo, LLC with respect to the Company’s invoice numbers 9057-57 and 9539-35 to GoGo, LLC dated November 17, 2014 and November 18, 2014, respectively (such unpaid amount being the “GoGo Receivable”), minus (b) the sum of (i) the aggregate amount of the Indebtedness, if any, and (ii) the aggregate amount of the unpaid Transaction Costs (together, the “Purchase Price”). At Closing the Purchaser will:

(a) pay an amount equal to (i) FIFTY MILLION DOLLARS ($50,000,000.00) minus the aggregate amount of the gross purchase price agreed upon by the parties following the Signing Date for the purchase of the Current Real Property and the property located at 1431 Harmony Court, Itasca, Illinois from the owners thereof to the Purchaser, plus the Estimated Tax Gross Up, minus (ii) the sum of (x) the aggregate amount of the Indebtedness, if any, and (y) the aggregate amount of the unpaid Transaction Costs (the “Closing Payment”), payable by wire transfer of immediately available funds to an account identified to the Purchaser by the Stockholders;

(b) deliver to an escrow agent mutually agreed upon by the parties (the “Escrow Agent”) an amount equal to THREE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($3,750,000)(the “Escrow Amount”), for deposit into an escrow account (the “Escrow Account”), in accordance with the terms of an escrow agreement to be mutually agreed upon by the Purchaser, the Stockholders and the Escrow Agent (the “Escrow Agreement”); provided that if the GoGo Receivable has not been received by the Company in full prior to the Closing Date, the Escrow Amount shall be increased by the amount of the GoGo Receivable remaining unpaid and the Escrow Agreement shall provide that the Escrow Amount related to the GoGo Receivable shall be held in a separate account from the other funds comprising the Escrow Amount, with the GoGo Receivable being “Escrow Account 1” and the remaining Escrow Amount being “Escrow Account 2” for the purposes of this Agreement. The Escrow Amount so deposited will be applied by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Subject to and in accordance with the terms and conditions of this Agreement and the Escrow Agreement, the Purchaser and the Stockholders will jointly direct the Escrow Agent to release to the Stockholders as follows:

(i) if the Escrow Amount includes the GoGo Receivable, the funds in Escrow Account 1 at such time as GoGo, LLC has paid the Company any portion of the GoGo Receivable (provided that the parties agree that any part of the GoGo Receivable remaining unpaid as of February 16, 2015 shall be released back to Purchaser);

(ii) the portion of the then-available Escrow Amount in Escrow Account 2 in excess of $1,875,000 on the date that is twelve (12) months from the Closing Date; provided, however, if pending claims with respect thereto exceed $1,875,000 on such date, the Escrow Agent shall be directed to release only the portion of Escrow Amount 2 in excess of the aggregate of such claims; and

(iii) the then-available Escrow Amount in Escrow Account 2, less any pending claims or unpaid claims with respect thereto, on the date that is eighteen (18) months from the Closing Date.

Any portion of the Escrow Amount not paid to the Stockholders but released to the Purchaser will be deemed to be a reduction in the Purchase Price; and

Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place via the electronic exchange of documents (by facsimile or electronic mail transmission) (i) three Business Days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Closing set forth in Article VI and VII (other than conditions in connection with actions to be taken at the Closing itself), or (ii) at such other time and place as the parties may agree in writing (the date that the Closing actually takes place, the “Closing Date”). Notwithstanding the foregoing, the effective time of the Closing will be deemed to have occurred at 12:01 a.m., Chicago, Illinois time, on the Closing Date, it being the intent of the parties that the business of the Company on the Closing Date will be for the account of the Purchaser.

Section 2.4 Adjustment of Tax Gross Up.

(a) Not later than one hundred eighty (180) days after the Closing Date, the Purchaser shall deliver to the Stockholders an initial appraisal of the consolidated assets of the Companies, prepared by an appraisal firm of national repute approved by the Stockholders (which approval shall not be unreasonably withheld), together with a preliminary computation of the allocation of Purchase Price and all other items properly included in “aggregate deemed sale price” and “adjusted grossed-up basis” within the meaning of Treasury Regulation Section 1.338-4 and Treasury Regulation Section 1.338-5 (the “Initial Allocation Schedule”). At that time, the Purchaser shall also deliver to Stockholders its computation of the Final Tax Gross-Up amount based on the Initial Allocation Schedule (the “Initial Gross Up Schedule”) and shall provide Stockholders with such information as the Stockholders may request relating to Purchaser’s determination of the Initial Allocation Schedule and Initial Gross Up Schedule.

(b) The Stockholders shall have a thirty (30) day review period following the receipt of the Initial Allocation Schedule and the Initial Gross-Up Schedule. In the absence of any written objection to such schedules by the Stockholders to the Purchaser, the computations set forth in the Initial Allocation Schedule shall become final (those final computations, the “Final Allocation”), the Initial Gross Up Schedule shall become the “Final Gross Up Schedule,” and the Purchaser shall pay to the Stockholders the Final Tax Gross Up payment as provided below. If any Stockholder (an “Objecting Stockholder”) objects to the content of the Initial Allocation Schedule or Initial Gross Up Schedule and the preliminary computation of the Final Tax Gross Up payment therein, the Purchaser and the Objecting Stockholder(s) shall promptly endeavor to reach agreement as to the Final Allocation, the Final Gross Up Schedule and the resulting Final Tax Gross Up payment. In the event that all Objecting Stockholders and the Purchaser are unable to reach agreement within thirty (30) days, the Purchaser and the Objecting Stockholders shall submit the matter to a nationally recognized U.S. independent public accounting firm mutually agreed upon by the Purchaser and the Objecting Stockholders (the “Gross Up Arbitrator”) for determination of the Final Allocation and Final Gross-Up Schedule. The Gross Up Arbitrator’s determination must be made within sixty (60) days after the expiration of the aforesaid 30-day period. The Gross Up Arbitrator’s determination of the Final Allocation and Final Gross Up Schedule will be restricted as to scope to address only those matters as to which Purchaser and the Objecting Stockholder(s) have not reached agreement. The Gross Up Arbitrator’s determination of the Final Allocation and the Final Gross Up Schedule shall be final and binding on the Purchaser and the Objecting Stockholders, and all expenses of the Gross Up Arbitrator shall be borne 50% by the Purchaser and 50% by the Objecting Stockholders.

(c) Upon the final determination of the Final Allocation and Final Gross Up Schedule pursuant to the provisions of Section 2.4(b), (i) if the Estimated Tax Gross Up exceeds the Final Tax Gross Up, the Stockholders shall, jointly and severally, pay the excess to the Purchaser by wire transfer of immediately available funds within five (5) Business Days of the date the Final Tax Gross Up is finally determined and (ii) if the Final Tax Gross Up exceeds the Estimated Tax Gross Up, the Purchaser shall pay the excess to the Stockholders, allocated among the Stockholders as set forth in the Final Gross up Schedule, by wire transfer or delivery of other immediately available funds within five (5) Business Days of the date the Final Tax Gross Up is finally determined. The Final Tax Gross Up will not be subject to further adjustment after the amount thereof has been finally determined pursuant to this Section 2.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Except as set forth in the correspondingly numbered Schedules or Schedule Updates (even if a representation or warranty in this Article III does not contain a reference to such Schedules or Schedule Updates), the Companies and the Stockholders (i) severally and not jointly, as to itself with respect to representations and warranties concerning itself only, and (ii) jointly and severally with respect to representations and warranties concerning the Companies, represent and warrant to the Purchaser that the representations and warranties contained in this Article III, together with the information set forth in Schedules and Schedule Updates, are correct and complete as of the Signing Date and the Closing Date.

Section 3.1 Ownership of Shares. Each Stockholder is the lawful owner, beneficially and of record of the Shares set forth opposite his, her or its name on Schedule 3.1, free and clear of all Liens. The delivery to the Purchaser of the Shares pursuant to this Agreement will transfer to the Purchaser good and valid title to all of the issued and outstanding equity securities and voting interests of Planesite, free and clear of all Liens.

Section 3.2 Existence and Good Standing. Each Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, (ii) has all requisite power and authority to own its property and to carry on its business as now conducted, and (iii) to the knowledge of such Company, is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. A list of the jurisdictions in which the Company is qualified to do business as a foreign entity is set forth in Schedule 3.2.

Section 3.3 Authority and Enforceability. Each Stockholder has the legal capacity and all necessary power and authority and has taken all action necessary to authorize, execute and deliver the Transaction Documents, to consummate the transactions contemplated thereby, and to perform its obligations under the Transaction Documents. No other action on the part of any Stockholder is required to authorize the execution and delivery of the Transaction Documents and to consummate the transactions contemplated thereby other than any consents or resolutions required to be delivered in connection with this Agreement. The Transaction Documents, when delivered in accordance with the terms hereof and thereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, will have been duly executed and delivered by the Stockholders and will be valid and binding obligations of each Stockholder, enforceable against it in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 3.4 Consents and Approvals; No Violations.

(a) Except as set forth in Schedule 3.4(a), the execution and delivery by each Stockholder of the Transaction Documents will not, and the consummation by the Stockholders of the transactions contemplated thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment, or acceleration) under, or result in the creation of any Lien on any of the properties or assets of any Company under: (i) any provision of the organizational documents of the Company; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to the Company or by which any of his, her or its properties or assets may be bound; or (iii) any of the terms, conditions or provisions of any Contract.

(b) Except as set forth in Schedule 3.4(b) and except for the fact that the Shares to be sold to the Purchaser hereunder have not been registered under the Securities Act of 1933, as amended or under any state securities law and may not be resold or transferred by the Purchaser except in compliance therewith, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required (i) under any of the terms, conditions or provisions of any Law or Order applicable to any Stockholder or any Company or by which any Stockholder or any Company or any of their respective assets or properties may be bound, (ii) under any of the terms, conditions or provisions of any Contract or (iii) for the execution and delivery of the Transaction Documents by the Stockholders or the performance by the Stockholders of their respective obligations thereunder or the consummation of the transactions contemplated thereby.

Section 3.5 Capitalization.

(a) The Shares (i) constitute all of the issued and outstanding Shares of Planesite, (ii) are owned beneficially and of record by the Stockholders, (iii) have been duly authorized and validly issued, (iv) are fully paid and non-assessable and (v) are not subject to, nor were they issued in violation of, any preemptive rights. No other equity securities of Planesite are issued, outstanding or reserved for issuance. Except as set forth in Schedule 3.5(a), there are no outstanding or authorized Rights or other equity or voting interest in Planesite pursuant to which Planesite is or may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, Shares or other equity or voting interest in Planesite or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any Shares or other equity or voting interest in Planesite.

(b) There are no agreements or commitments to which the Stockholders or Planesite is a party or by which any of them are bound to (i) repurchase, redeem or otherwise acquire any outstanding equity securities or voting interest in Planesite or any other Person or (ii) vote or dispose of any Shares or other equity or voting interest in Planesite. There are no irrevocable proxies or voting agreements with respect to any Shares or other equity or voting interest in Planesite.

Section 3.6 Subsidiaries and Investments. Except as set forth on Schedule 3.6, none of the Companies owns, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person. Except as set forth on Schedule 3.6, the shares of each Subsidiary held by the applicable Company (i) constitute all of the issued and outstanding shares of such Subsidiary, (ii) are owned beneficially and of record by such Company, free and clear of all Liens, (iii) have been duly authorized and validly issued, (iv) are fully paid and non-assessable and (v) are not subject to, nor were they issued in violation of, any preemptive rights. No other equity securities of such Subsidiary are issued, outstanding or reserved for issuance. Except as set forth in Schedule 3.6, there are no outstanding or authorized Rights or other equity or voting interest in such Subsidiary pursuant to which any Company is or may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, shares or other equity or voting interest in such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares or other equity or voting interest in such Subsidiary.

Section 3.7 Financial Statements.

(a) The Companies have furnished the Purchaser with (i) the unaudited balance sheets of the Companies as of December 31, 2012, and the related unaudited statements of income for the year ended December 31, 2012, (ii) the audited balance sheets of the Companies as of December 31, 2013, and the related audited statements of income, changes in stockholders’ equity and cash flows for the year ended December 31, 2013, and (iii) the unaudited balance sheet of the Companies as of November 30, 2014 and the related unaudited statement of income for the eleven months then ended. The unaudited balance sheet of the Companies as at November 30, 2014, is hereinafter referred to as the “Balance Sheet” and November 30, 2014 is hereinafter referred to as the “Balance Sheet Date.” The financial statements referred to in clauses (i), (ii), and (iii) above, including any footnotes thereto, are collectively referred to as the “Financial Statements.”

(b) The Financial Statements are complete in all material respects, are based on and consistent with the Books and Records of the Companies in all material respects, are true and correct in all material respects, and fairly present (i) the financial condition of the Company at the dates thereof and (ii) the results of the Companies’ operations and cash flows and the changes in its financial condition for the periods presented. The audited balance sheets of the Companies as of December 31, 2013, and the related audited statements of income, changes in stockholders’ equity and cash flows for the year ended December 31, 2013, and the Balance Sheet, were prepared in all material respects in accordance United States generally accepted accounting principles as in effect from time to time, consistently applied.

Section 3.8 Liabilities. The Companies have no material claims, obligations, liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or Indebtedness set forth in the Financial Statements, or specifically disclosed in the footnotes thereto (ii) the Accrued Liabilities, (iii) the Accounts Payable, (iv) future obligations under the Contracts, and (v) liabilities and obligations incurred between the Balance Sheet Date and the Closing Date in the Ordinary Course of Business of the Company (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law).

Section 3.9 Tangible Personal Property.

(a) Schedule 3.9(a) sets forth, as of the date hereof, (i) the Companies’ depreciation schedule setting forth each item of Tangible Personal Property owned by any Company, and (ii) a list of each item of Tangible Personal Property leased by any Company having an annual rental in excess of $10,000. Except as set forth in Schedule 3.9(a), there is no Tangible Personal Property used in the operation of the Business other than the Tangible Personal Property reflected in the Balance Sheet or thereafter acquired, except for Tangible Personal Property disposed of in the Ordinary Course of Business since the Balance Sheet Date. Except as set forth in Schedule 3.9(a), all of the Tangible Personal Property is located at the Current Real Property and there is no Tangible Personal Property used by any Company in the operation of the Business located at the Current Real Property which is not owned or leased by a Company.

(b) Except as set forth in Schedule 3.9(b), the Companies have good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens except Permitted Liens, all of the Tangible Personal Property.

(c) The Companies own or have the exclusive right to use the Tangible Personal Property necessary for the conduct of the Business as currently conducted.

Section 3.10 Books and Records. The Books and Records contain accurate records of all meetings of, and material action taken by (including action taken by written consent), the stockholders and directors of each Company. All of the records, systems, controls, data or information of the Companies, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including all means of access thereto and therefrom) are under the exclusive ownership and direct control of the Companies.

Section 3.11 Current Real Property. The Companies do not own, nor have they ever owned any real property. The Leases are the only leases, subleases or other agreements relating to the use or occupancy of real property to which any the Company is a party or bound. The Company has a valid leasehold interest in the real property described in each Lease, free and clear of any and all Liens except Permitted Liens. Each Lease (a) is in full force and effect; (b) all rents and additional rents due to date on the Lease have been paid; (c) Armstrong has been in peaceable possession since the commencement of the original term of the Lease and is not in material default thereunder; (d) no waiver, indulgence or postponement of Armstrong’s obligations thereunder has been granted by the lessor, and (e) to the knowledge of the Company, there exists no material default or event, occurrence, condition or act (including the transfer of the Shares) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would give rise to a right of termination or any liability on the part of Armstrong.

Section 3.12 Contracts.

(a) Schedule 3.12(a) sets forth a true and complete list of the Contracts. Each Contract is in full force and effect and there exists no (i) default or event of default by any Company or, to the knowledge of the Company, any other party to any such Contract with respect to any material term or provision of any such Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by any Company party thereto or, to the knowledge of the Company, any other party thereto, with respect to any material term or provision of any such Contract.

(b) Except as set forth on Schedule 3.12(b), no Company is a party to any Contract where the cost of completion of such Contract would be reasonably expected to exceed the balance of monies to be paid by a customer or other Person to such Company under such Contract.

(c) Each Government Contract that a Company is a party to is listed on Schedule 3.12(c). Except as set forth on Schedule 3.12(c):

(i) With respect to each Government Contract (A) the Company party thereto has complied in all material respects with all terms and conditions and all applicable Law, (B) neither the United States government nor any prime contractor or subcontractor thereof or other Person has notified the Company party thereto in writing that such Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any such Government Contract, (C) such Company has not received any written notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to any such Government Contract, (D) all Cost or Pricing Data (as defined in Federal Acquisition Regulation (“FAR”) Section 15.401) and other information submitted by such Company or such Company’s subcontractors, if any, in support of such Government Contract, or modification thereto, was, as of the date of price agreement or payment submission, current, accurate and complete, (E) as of the Signing Date, other than in the Ordinary Course of Business, no cost incurred by such Company pertaining to any such Government Contract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental or Regulatory Authority, and (F) as of the date of this Agreement, other than in the Ordinary Course of Business, no payments due to such Company pertaining to any such Government Contract has been withheld or set off, nor has any written claim been made to withhold or set off money, and such Company is entitled to all payments received to date with respect thereto.

(ii) (A) No Company nor, to the knowledge of the Company, any officer, director or employee of a Company is, or since January 1, 2008 has been, under administrative, civil or criminal investigation, indictment or information by Governmental or Regulatory Authority or under any audit or investigation by a Company with respect to any alleged act or omission arising under or relating to any Government Contract, offer or bid, and (B) no Company has made a voluntary disclosure with respect to any alleged irregularity, mischarging, misstatement, or omission arising under or related to any Government Contract, offer or bid that has led or would be reasonably likely to lead, either before or after the Closing Date, to any of the consequences set forth in clauses (A) or (B) above or any other damage, penalty assessment, recoupment or payment or disallowance of cost.

(iii) No Company, nor to the knowledge of the Company, any officer, director or employee of any Company, has been suspended, proposed for disbarment or debarred from participation in the award of any Government Contract, offer or bid with the United States government or any other Governmental or Regulatory Authority (excluding for this purpose ineligibility to bid on certain Government Contracts due to generally applicable bidding requirements). To the knowledge of the Company, there exist no facts or circumstances that would be reasonably likely to result in the institution of suspension or debarment Proceedings or the finding of non-responsibility or ineligibility on the part of the Company or any of its officers, consultants or stockholders.

Section 3.13 Litigation. Except as set forth in Schedule 3.13, there is no Proceeding pending or, to the knowledge of the Company, threatened by any Governmental or Regulatory Authority or any other Person, against or affecting any Company, or any of its assets or rights. No Company is subject to any Order.

Section 3.14 Taxes. Except as set forth on Schedule 3.14:

(a) each Company has properly and timely filed all federal and all other material Tax Returns that are required to be filed by it, all of which were accurately prepared and completed in full compliance with all applicable Laws;

(b) all Taxes owing by the Companies have been fully paid (or properly accrued in accordance with GAAP). The provision for Taxes on the Financial Statements is sufficient for all accrued and unpaid Taxes as of the date of such Financial Statements;

(c) each Company has complied with all Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it;

(d) no pending or, to the knowledge of the Company, threatened audit, Proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of any Company;

(e) since January 1, 2008, no written claim has been made by any tax authority in a jurisdiction where a Company does not file a Tax Return that such Company is or may be subject to taxation in that jurisdiction;

(f) no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against a Company, and no power of attorney granted by a Company with respect to any Taxes is currently in force; there is no Tax Lien against any Company or any assets of the Company, except for Permitted Liens;

(g) the Stockholders have previously delivered or made available to the Purchaser (A) complete and accurate copies of all Tax Returns of the Companies for the prior three (3) tax years; (B) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Companies and (C) any closing agreements entered into by any Company with any tax authority in each case existing on the date hereof;

(h) no Company is presently, and has never previously been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(i) no Company has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by such Company, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method;

(j) no Company is a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code;

(k) no Company is a party to any Tax allocation or sharing agreement;

(l) Planesite has made a valid S-election under Section 1362 of the Code and all such elections required under analogous provisions of state and local Law; Armstrong has made a valid QSSS-election under Section 1361 of the Code and all such elections required under analogous provisions of state and local Law. All such elections were effective for the first tax year of the applicable Company since its incorporation and remain in full force and effect through the date hereof. No Company has had any ineligible stockholders that would disqualify or adversely affect any of such elections;

(m) Armstrong DISC has made a valid IC-DISC election under Section 992 of the Code and has made all such elections required under analogous provisions of state and local Law; all such elections were effective for the first tax year of Armstrong DISC since its incorporation and remain in full force and effect through the date hereof; and

(n) no Company is subject to Section 1374 Tax.

Section 3.15 Insurance. Set forth in Schedule 3.15 is a list and general description of each insurance policy that covers a Company (including self-insurance), specifying as to each policy (i) the carrier, (ii) policy number, (iii) coverage limits and deductibles, (iv) expiration date, (v) the current annual premiums, (vi) type of coverage provided and (vii) whether such policy is claims or occurrence based. To the knowledge of the Company, such policies are in full force and effect, all premiums heretofore due and payable thereon have been paid, and each Company is otherwise in compliance in all material respects with the terms and provisions of such policies. No Company is in default under any of the insurance policies set forth in Schedule 3.15 (or required to be set forth in Schedule 3.15) and, to the knowledge of the Company, there exists no event, occurrence, condition or act (including the transfer of the Shares pursuant to the terms of this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to become a default thereunder. No Company has received any written notice of cancellation or non-renewal of any such policy or arrangement nor, to the knowledge of the Company, has the termination of any such policies or arrangements been threatened. To the knowledge of the Company, there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to entitle any insurer to terminate or cancel any such policies. Schedule 3.15 also sets forth a list of all pending claims and the claims history for each Company during the past five (5) years (including with respect to insurance obtained during such period but not currently maintained).

Section 3.16 Intellectual Property.

(a) The Companies own, or have the right to use, all Intellectual Property necessary for the conduct of the Business as currently conducted. To the knowledge of the Company, no claim has been asserted or is pending by any Person against any Company challenging or questioning such Company’s use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor, to the knowledge of the Company, does any valid basis for any such claim exist.

(b) To the knowledge of the Company, no Company has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and in the last five (5) years, no Company has received any charge, complaint, claim, demand or other notice in writing alleging any such interference, infringement, misappropriation or violation (including any claim that it must license or refrain from using any intangible property rights of any third party) which has not been resolved. To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property.

(c) Schedule 3.16(c) identifies (i) all issuances and registrations of Intellectual Property owned by the Company, (ii) each application thereof owned by or issued to a Company and (iii) each license, sublicense or other agreement which the Company has granted to any third party with respect to any of its Intellectual Property. Each such issuance, registration and application has been duly and validly registered in, filed in or issued by, the official governmental registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or Internet domain names, in the appropriate jurisdictions. Except as set forth on Schedule 3.16(c), (i) each such registration, filing and/or issuance (A) has not been abandoned, canceled or otherwise compromised, (B) has been maintained effective by all requisite filings, renewals and payments and (C) remains in full force and effect as of the date hereof and (ii) with respect to each item of Intellectual Property required to be identified in Schedule 3.16(c): (A) a Company possesses all right, title and interest in and to the item, free and clear of any Liens except Permitted Liens, (B) the item is not subject to any outstanding Order, (C) no Proceeding is pending or, to the knowledge of the Company, threatened which challenges the legality, validity, enforceability, use or ownership of the item and (D) other than routine indemnities given to distributors, sales representatives, dealers and customers, no Company has any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Schedule 3.16(d) identifies each item of Intellectual Property that any third party owns and that a Company uses pursuant to a license, sublicense or other agreement (other than commercially available off-the shelf licenses). Except as set forth on Schedule 3.16(d), with respect to each item of Intellectual Property required to be identified in Schedule 3.16(d): (i) each license, sublicense or other agreement covering the item is enforceable and, following the Closing, will continue to be enforceable on substantially similar terms and conditions, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles, (ii) no Company nor, to the knowledge of the Company, any other party to a license, sublicense or other agreement is in breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would reasonably be expected to constitute a breach or default or permit early termination, modification or acceleration thereunder, (iii) no Company nor, to the knowledge of the Company, any other party to a license, sublicense or other agreement has repudiated any provision thereof, (iv) to the knowledge of the Company, the underlying item of Intellectual Property is not subject to any outstanding Order, (v) no Proceeding is pending or, to the knowledge of the Company, threatened against any Company which challenges the legality, validity, enforceability or use of the underlying item of Intellectual Property and (vi) no Company has granted any sublicense or similar right with respect to any license, sublicense or other agreement.

Section 3.17 Compliance with Laws. Except as set forth on Schedule 3.17, since January 1, 2008, each Company (and its assets and properties) has complied and is in compliance with all applicable Laws, Orders and Permits, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on such Company. No Company has received any written notice to the effect that, or otherwise been advised that, it or any of its assets and/or properties are not in compliance with any applicable Law, Order or Permit and there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in violations of any applicable Law, Order or Permit which, individually or in the aggregate, would have a Material Adverse Effect on such Company.

Section 3.18 Accounts Receivable; Accounts Payable; Accrued Liabilities.

(a) All of the Accounts Receivable have arisen from bona fide transactions and, to the knowledge of the Company, each is the valid and enforceable obligation of the obligor thereto, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. To the knowledge of the Company, none of such Accounts Receivable is subject to any valid counterclaim or right of set-off.

(b) The Accounts Payable and Accrued Liabilities have arisen in bona fide arm’s length transactions in the Ordinary Course of Business. Except as set forth in Schedule 3.18(b), since January 1, 2013, there are no unpaid invoices or bills representing amounts alleged to be owed by any Company, or other alleged payment obligations of any Company, that a Company has disputed or determined to dispute or refuse to pay.

Section 3.19 Inventory. Except as set forth in Schedule 3.19, (i) the Inventory is in the physical possession of the Companies and (ii) none of the Inventory has been pledged as collateral or otherwise is subject to any Lien (other than any Lien imposed as a matter of law) or is held on consignment from others. The Inventory was acquired or produced by the Companies in the Ordinary Course of Business. Except as reflected in a reserve for obsolete Inventory reflected in the Financial Statements, the finished goods included in Inventory are generally good and merchantable and are of a quality and quantity presently generally useable and salable by the Companies in the Ordinary Course of Business.

Section 3.20 Suppliers and Customers. Schedule 3.20 sets forth the top ten (10) customers and suppliers of the Companies, based on aggregate dollar sales volume, for the period beginning on January 1, 2014 and ending on the Signing Date. To the knowledge of the Company, the relationship of the Companies with each such supplier and customer is a good commercial working relationship, and no such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the applicable Company. No Company has received any written notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with such Company or limit its services, supplies or materials to such Company, or its usage or purchase of the services and products of the Companies either as a result of the transactions contemplated hereby or otherwise. Except as set forth in Schedule 3.20, to the knowledge of the Company, no customer of any Company has any re-stocking rights or similar right to return any non-defective products to such Company for reimbursement or credit.

Section 3.21 Personnel.

(a) Schedule 3.21(a) identifies for each current employee of the Companies (an “Employee”), his or her name, position or job title, base salary or wages, bonus or other compensation earned in the year ended December 31, 2013 and his or base salary or wages for 2014 on an annualized basis.

(b) (i) The Companies do not have any obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, (ii) to the knowledge of the Company, no Company is currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint pending or, to the knowledge of the Company, threatened against any Company before any Governmental or Regulatory Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the knowledge of the Company, threatened against any Company and no material grievance currently being asserted, (iv) no Company has experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three (3) years immediately preceding the date of this Agreement and (v) to the knowledge of the Company, there are no claims against any Company by any Person for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Law and, to the knowledge of the Company, no valid basis for any such claim exists.

(c) Each Company has classified each individual who currently performs services for or on behalf of such Company as a contractor or employee in accordance with all applicable Laws.

(d) Except as set forth on Schedule 3.21(d), each Company has on file a valid Form I-9 for each Employee employed by it and for each Employee hired by it on or after November 7, 1986. All Employees are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the U. S. Department of Homeland Security or (iv) aliens who have been continually employed by the Company since November 6, 1986. Except as set forth on Schedule 3.21(d), with respect to its Employees, no Company has been the subject of an immigration compliance or employment visit from, nor has it been assessed any fine or penalty by, or been the subject of any Order of, the United States Department of Labor or the U. S. Department of Homeland Security.

Section 3.22 Employee Benefit Plans.

(a) Schedule 3.22(a) sets forth a list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, retention, change in control, deferred compensation and other compensatory plans, policies, programs, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into or made by any Company with or for the benefit of, or relating to, any current or former Employee, director or other independent contractor of, or consultant to, any Company and with respect to which any Company has or may have any direct or indirect liability (together, the “Employee Plans”).

(b) To the knowledge of the Company, the Companies have provided the Purchaser true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to Employees, (vi) any trust or other funding governing documents for vehicles maintained as part of any Employee Plan, and (vii) the two most recent annual and periodic accountings of related plan assets.

(c) Since January 1, 2008, no Company, nor any of its directors, officers, Employees or agents, has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable directly or indirectly (through an indemnification obligation or otherwise) to any Company or any Employee Plan.

(d) Since January 1, 2008, all Employee Plans have been administered in all material respects in accordance with their terms and in compliance with Law. No compensation paid or required to be paid under any Employee Plan is or will be subject to additional tax under Section 409A(1)(B) of the Code.

(e) There are no pending or, to the knowledge of the Company, threatened claims, arbitrations, regulatory or other Proceedings (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan.

(f) Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service which is currently in effect. To the knowledge of the Company, nothing has occurred since the date of the determination letter that would adversely affect the qualification or tax exempt status of such Employee Plan and its related trust.

(g) All contributions or payments required to be made prior to the Closing Date under the terms of any Employee Plan will have been made prior to the Closing Date. Contributions that are not yet due on or before the Closing Date have been accrued on the Financial Statements.

(h) The Companies do not contribute to, nor within the six-year period ending on the date hereof has it contributed or been obligated to contribute to, any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(i) No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former Employees, directors, consultants or other personnel of the Companies for periods extending beyond their retirement or other termination of service (other than group health plan continuation coverage mandated by Law).

(j) No condition exists that would prevent the Companies from amending or terminating any Employee Plan providing health or medical benefits in respect of any active Employee other than an amendment or termination required by Law.

Section 3.23 Environmental Matters. Except as set forth in Schedule 3.23, (i) the Companies are now, and at all times prior to the Closing Date have been, in compliance in all material respects with all applicable Environmental Laws, and have obtained, and are in compliance with, all Permits required under all applicable Environmental Laws; (ii) there are no claims, Proceedings, investigations or actions by any Governmental or Regulatory Authority or other Person or entity pending, or to the knowledge of the Companies, threatened, against any Company under any Environmental Law or Permit; (iii) to the knowledge of the Companies, there are no facts, circumstances or conditions relating to the past or present business or operations of any Company, or any real property or improvements now or formerly owned, leased, used, operated or occupied by any Company, that could reasonably be expected to give rise to an Environmental Claim; (iv) there has been no Release of Hazardous Substances at, on, under, in, to or from any real property or assets currently or formerly owned, leased, operated or used by the Companies; (v) the Company has not retained or assumed, by contract or operation of law, any liability or obligation of any other Person under or relating to any Environmental Law; and, (vi) the Companies have provided or otherwise made available all environmental reports, studies, records, and other similar documents with respect to the Business or to any real property or improvements now or formerly owned, leased, used, operated or occupied, which are in its control and possession.

Section 3.24 Affiliate Transactions. Except as set forth in Schedule 3.24, there are no Contracts, liabilities or obligations between any Company, on the one hand, and any of its Affiliates on the other hand and (ii) neither any Company nor any of the Stockholders, nor Abbinante, possesses, directly or indirectly, any financial interest in, or is a shareholder, director, officer, member, manager or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of any Company. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of 1% or less of any class of such securities will not be deemed to be a financial interest for purposes of this Section 3.24.

Section 3.25 Bank Accounts; Powers of Attorney. Set forth in Schedule 3.25 is an accurate and complete list showing (i) the name and address of each bank in which each Company has an account or safe deposit box, and the names of all Persons authorized to draw thereon or to have access thereto and (ii) the names of all Persons, if any, holding powers of attorney from any Company and a summary statement of the terms thereof.

Section 3.26 Permits. Schedule 3.26 contains a complete and accurate list of all material Permits obtained or possessed by the Companies that are currently in effect, the date each Permit was last granted to the relevant Company and the current term of each Permit. The Companies have obtained and possess all Permits and has made all registrations or filings with or notices to any Governmental or Regulatory Authority necessary for the lawful conduct of its business as presently conducted, or necessary for the lawful ownership of the its assets and properties or the operation of its business as presently conducted, except where the failure to obtain any such Permit or make such registration, filing or notice would not result in a Material Adverse Effect. All such Permits are in full force and effect. The Companies are in compliance with all such Permits except for such non-compliances that would not, individually or in the aggregate, have a Material Adverse Effect on the Companies. Any applications for the renewal of any such Permit which are due prior to the Closing

Date will be timely made or filed by the Companies prior to the Closing Date. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no valid basis for any such Proceeding, including the transactions contemplated hereby, exists. No administrative or governmental action or Proceeding has been taken or, to the knowledge of the Company, threatened in connection with the expiration, continuance or renewal of any such Permit and, to the knowledge of the Company, no valid basis for any such Proceeding exists.

Section 3.27 Absence of Changes. Except as set forth in Schedule 3.27, since the Balance Sheet Date there has not been a Material Adverse Change with respect to any Company and, to the knowledge of the Company, no fact, circumstance or event exists or has occurred which would, individually or in the aggregate, result in a Material Adverse Change with respect to any Company, and the Companies have not:

(a) increased the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any Employee, officer or agent;

(b) made any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any Employee, officer, personnel, consultant or agent, except for payments that were already accrued or contemplated prior to the Balance Sheet Date or cash dividends paid to the Stockholders prior to Closing;

(c) loaned any money to any Person or guaranteed any loan to, or liability or obligation of, any Person, except for advances of expenses to Employees in the Ordinary Course of Business;

(d) entered into, materially amended or become subject to any Contract or any contract or agreement outside the Ordinary Course of Business;

(e) permitted any of its properties or assets to be subject to any Lien (other than Permitted Liens);

(f) sold, transferred, leased, licensed or otherwise disposed of any assets or properties except for (i) sales of Inventory in the Ordinary Course of Business and (ii) leases or licenses entered into in the Ordinary Course of Business;

(g) permitted any Permit or Company-owned Intellectual Property to lapse, other than in the Ordinary Course of Business;

(h) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(i) made any capital expenditure or commitment therefor in excess of $25,000 individually or $50,000 in the aggregate or otherwise acquired any assets or properties (other than Inventory in the Ordinary Course of Business) or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(j) entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, stockholders’ agreement that would apply to or be binding on Purchaser after Closing, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(k) written-off as uncollectible any notes or Accounts Receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves;

(l) granted any special conditions with respect to any Accounts Receivable other than in the Ordinary Course of Business;

(m) failed to pay any Account Payable on a timely basis in the Ordinary Course of Business;

(n) canceled or waived any claims or rights in excess of $50,000;

(o) made any change in any method of accounting or auditing practice;

(p) paid, discharged, settled or satisfied any claims, liabilities or obligations (absolute, accrued, asserted), other than payments, discharges or satisfactions in the Ordinary Course of Business;

(q) conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the Ordinary Course of Business;

(r) received notice from any customer, supplier, Governmental or Regulatory Authority or any other Person which could reasonably be expected to give rise to, or result in, a Material Adverse Effect on any Company;

(s) made any change to its articles or certificate of incorporation, by-laws or other governing instruments or

(t) entered into any contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing (other than with the Purchaser).

Section 3.28 Brokers’ or Finders’ Fees. Except as set forth on Schedule 3.28, no agent, broker, Person or firm acting on behalf of the Stockholders, the Companies or any of its Affiliates is, or will be, entitled to any commission or brokers’ or finders’ fees from any Company or the Purchaser or any of their respective Affiliates, in connection with any of the transactions contemplated by this Agreement.

Section 3.29 Product Warranties.

(a) Schedule 3.29(a) contains a form of each standard product warranty relating to products produced or sold by any Company or services performed by any Company which will be in effect on the Closing Date.

(b) To the knowledge of the Company, no material defect exists in any design, materials, manufacture or otherwise in any products designed, manufactured, marketed or sold by any Company during the past seven (7) years and no defect in, or replacement of, any such products which could give rise to any material claim.

(c) Except as provided in any of the standard product warranties described in Section 3.29(a) and as otherwise set forth in Schedule 3.29(c), no Company has sold any products or services which are subject to an extended warranty of any Company beyond twelve (12) months and which warranty has not yet expired.

Section 3.30 Absence of Questionable Payments. No Company has, nor to the knowledge of the Company, has any of its stockholders, directors, officers, agents, Employees or any other Persons acting on its behalf, (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) accepted or received any unlawful contributions, payments, expenditures or gifts or (iv) otherwise taken any action that would cause any Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

Section 3.31 Export Control Regulations.

(a) Schedule 3.31(a) contains a true and complete list of (i) all current and active import and export licenses issued by the United States government for the products imported or exported by the Companies and for the procurement by any Company of materials related to the manufacture of its products; (ii) a complete and current accounting of licensing exemptions used by the Companies for products being imported or exported; and (iii) all export related agreements, including, but not limited to, technical assistance agreements, manufacturing license agreements, distribution and warehousing agreements with any non-U.S. entity for the manufacture of export-controlled designs or for the transfer of technical information between any Company and a non-U.S. Person.

(b) Schedule 3.31(b) contains a true and complete list of all voluntary disclosures made, currently in process or proposed for submission to the U.S. Government by any Company with respect to import and export matters.

(c) No current or past violation of the regulations of the United States or of any foreign government as related to the import or export of the products of any Company has occurred.

(d) The Companies have an Export Compliance Program that has been administered in such a manner so as to reasonably assure that the Companies have been conducted in compliance with the U.S. Government regulations regarding the export of commercial and defense related products and technology.

Section 3.32 Full Disclosure. This Agreement (including the Schedules and any Schedule Updates) does not (i) contain any representation or warranty of or relating to the Companies or the Stockholders that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

Section 3.33 No Outside Reliance. Notwithstanding anything contained in this Agreement, neither the Companies nor the Stockholders are making any representation or warranty, express or implied, beyond those expressly given in this Agreement, including, without limitation, any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules, Schedule Updates, as well as any information, documents or other materials (including any such materials contained in the “data room” or otherwise reviewed by the Purchaser) or management presentations that have been or shall hereafter be provided to the Purchaser or any of the Purchaser’s Representatives are not and shall not be deemed to be representations or warranties of the Companies or the Stockholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, any equipment and vehicles of the Companies are furnished “as is”, “where is” without any other representation or warranty of any nature whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Stockholders that the representations and warranties contained in this Article IV are correct and complete as of the Signing Date and the Closing Date.

Section 4.1 Existence and Good Standing. The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, (ii) has all requisite corporate power and authority to own its property and to carry on its business as now conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Purchaser.

Section 4.2 Authority and Enforceability. The Purchaser has all necessary power and authority and has taken all action necessary to authorize, execute and deliver the Transaction Documents, to consummate the transactions contemplated thereby, and to perform its obligations under the Transaction Documents. No other action on the part of the Purchaser is required to authorize the execution and delivery of the Transaction Documents and to consummate the transactions contemplated thereby. The Transaction Documents, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, will have been duly executed and delivered by the Purchaser and will be valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 4.3 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by the Purchaser do not, the execution and delivery by the Purchaser of the other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby will not and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under: (i) any provision of the certificate of incorporation or by-laws of the Purchaser; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to the Purchaser or by which any of its properties or assets may be bound (iii) any written or oral contract, agreement, commitment or other obligation to which the Purchaser is a party, or by which any of its properties or assets is bound.

(b) No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order, any written or oral contract, agreement, commitment or other obligation to which the Purchaser is a party or by which any of its properties or assets is bound, for the execution and delivery of the Transaction Documents by the Purchaser, the performance by the Purchaser of its obligations thereunder or the consummation of the transactions contemplated thereby.

Section 4.4 Brokers’ or Finders’ Fees. No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or brokers’ or finders’ fees from the Company, the Stockholders, or their Affiliates, in connection with any of the transactions contemplated by this Agreement.

Section 4.5 Full Disclosure. This Agreement (including the Schedules) does not (i) contain any representation, warranty or information of or relating to the Purchaser that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

Section 4.6 Certain Proceedings. There is no pending Proceeding that has been commenced against the Purchaser that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Purchaser, no such Proceeding has been threatened.

Section 4.7 Availability of Funds. The Purchaser has cash available or has existing borrowing facilities that together are sufficient to enable it to consummate and perform all of the transactions contemplated by this Agreement.

Section 4.8 Securities Representation. The Purchaser is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof (as such term is defined in Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”)). The Purchaser understands that the Shares have not been registered under the Securities Act or any applicable state securities laws and cannot be sold unless subsequently registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available. The Purchaser is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

ARTICLE V

COVENANTS

Section 5.1 Public Announcements. Neither the Companies, the Stockholders nor the Purchaser shall, nor shall any of their respective Affiliates, without the approval of the other parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.2 Investigation by the Purchaser. During the period beginning on the date of this Agreement and ending on the Closing Date, the Purchaser and each of its Representatives will continue to conduct a review of the Companies and the Business. In connection with such review, Abbinante and the Stockholders shall grant, and shall cause the Companies to grant, to the Purchaser and each of Purchaser’s Representatives full access to the Books and Records, property, assets and personnel (with a Representative of the Companies present) of the Companies upon reasonable prior notice and during normal business hours. In connection with such review, Abbinante and the Stockholders agree, upon reasonable prior notice, to (i) cooperate with the Purchaser and each of the Purchaser’s Representatives, (ii) provide all information, and all documents and other data relating to such information, reasonably requested by the Purchaser or any Representative of the Purchaser and (iii) permit the Purchaser and each of the Purchaser’s Representatives to inspect any assets of the Companies or the Business.

Section 5.3 Notifications, Consents and Approvals. As soon as practicable, the Purchaser and the Stockholders shall commence all reasonable actions to obtain the consents and approvals (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings marked with an asterisk in Schedule 3.4(b)) and to make the filings required to consummate the transactions contemplated by this Agreement.

Section 5.4 Conduct Pending Closing. From the date of this Agreement to the Closing Date, and except as otherwise specifically consented to or approved by the Purchaser in advance in writing, such consent or approval not to be unreasonably withheld or delayed, the Stockholders agree as follows:

(a) Abbinante and the Stockholders shall cause the Companies to carry on their businesses substantially in the same manner as heretofore conducted and shall not engage in any transaction or activity, enter into or amend any agreement or make any commitment except in the Ordinary Course of Business;

(b) Abbinante and the Stockholders shall use reasonable commercial efforts to preserve the Companies’ existence and business organization intact and to preserve the Companies’ businesses, properties, assets and relationships with their personnel, suppliers, customers and others with whom they have business relations;

(c) Abbinante and the Stockholders shall cause the Companies to not (A) grant any special conditions with respect to any Account Receivable other than in the ordinary course of business consistent with past practice, (B) fail to pay any Account Payable on a timely basis in the Ordinary Course of Business consistent with past practice, (C) make or commit to make any capital expenditures in excess of $10,000 in the aggregate without the prior written consent of the Purchaser or (D) start up or acquire any new business or product line which is not similar to or directly complementary to any existing business or product line;

(d) Abbinante and the Stockholders shall cause the Companies to not (A) increase the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee or agent, other than in accordance with its usual practices; (B) make, or make any commitment to make, any bonus to any officer, employee or agent, or (C) enter into or amend any employment agreements; provided that the foregoing shall not restrict the Companies from paying bonus compensation in accordance with its usual practices (and not related to the transactions contemplated herein) and which has been accrued;

(e) Abbinante and the Stockholders shall cause the Companies to (A) settle any and all related party liabilities, (B) terminate any related party transactions or agreements, and (C) pay all declared or accrued dividends;

(f) Abbinante and the Stockholders shall cause the Companies to distribute all cash and cash equivalents to the Stockholders, except for cash necessary to cover outstanding checks as of the Closing Date;

(g) Abbinante and the Stockholders shall cause the Companies to not enter into any settlement with respect to any Proceeding against or relating to the Company;

(h) Abbinante and the Stockholders shall cause the Companies to not make any changes to their organizational documents;

(i) Abbinante and the Stockholders shall cause the Companies to not issue, sell, or buy any Rights or securities of any Company;

(j) Abbinante and the Stockholders shall cause the Companies to not become a party to any agreement, and not become subject to any Law or Governmental Order, that requires or may require the Company to issue, sell, or buy any Rights or securities of the Company;

(k) Abbinante and the Stockholders shall cause the Companies to not enter into any agreement limiting the ability of the Companies to engage in any line of business or to compete with any Person;

(l) Abbinante and the Stockholders shall not voluntarily take any action or cause the Companies to take any action, or voluntarily fail to take any action or cause the Company to voluntarily fail to take any action the failure of which would cause any representation or warranty of the Stockholders contained in this Agreement to be breached or untrue in any material respect, other than as required by Law; and

(m) Abbinante and the Stockholders shall cause the Companies to liquidate and dissolve Armstrong DISC pursuant to Section 332 of the Code and pay all dividends accrued prior to Closing.

Section 5.5 Notification of Certain Matters.

(a) The Stockholders shall give prompt written notice to the Purchaser of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which the Stockholders have knowledge, which fact, circumstance, occurrence or failure causes or, with notice of the lapse of time, would cause any representation or warranty of the Stockholders contained in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of the Stockholders or the Companies to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Stockholders under this Agreement.

(b) The Purchaser shall give prompt written notice to the Stockholders of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which the Purchaser has knowledge, which fact, circumstance, occurrence or failure causes or, with notice of the lapse of time, would cause any representation or warranty of the Stockholders contained in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of the Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Purchaser under this Agreement.

Section 5.6 No Negotiation. Until such time as this Agreement may be terminated pursuant to Section 9.1, Abbinante and the Stockholders shall not, and shall cause the Companies not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, or discuss or negotiate with any Person other than the Purchaser or its Representatives relating to an acquisition or other disposition of the Shares or the assets, properties and rights of the Companies.

Section 5.7 Access to Records and Personnel. For a period of six (6) years after the Closing Date, the Stockholders and their Representatives will have reasonable access to (including the right to make copies of) all Books and Records of the Companies to the extent that such access may reasonably be required in connection with matters relating to (i) all matters as to which the Stockholders are required to provide or entitled to receive indemnification under this Agreement, (ii) the preparation of any Tax Returns required to be filed by the Stockholders with respect to any period, whether ending prior to, on or after the Closing; or (iii) otherwise in connection with any audit or investigation by any Governmental or Regulatory Authority or other reasonable need of a Stockholder. Such access will be afforded by the Purchaser upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt the Purchaser’s normal business operations. The Stockholders will be solely responsible for any costs or expenses incurred by them pursuant to this Section 5.7. If the Purchaser wishes to dispose of any Books and Records prior to the expiration of the six-year period, the Purchaser will, prior to such disposition, give the Stockholders a reasonable opportunity, at the Stockholders’ expense, to segregate and remove such Books and Records as the Stockholders may select.

Section 5.8 Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale of the Shares hereunder and the other transactions contemplated by this Agreement including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental or Regulatory Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental or Regulatory Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 5.9 Tax Matters. The following provisions will govern the allocation of responsibility for certain Tax matters following the Closing Date:

(a) Pre-Closing Returns. The Stockholders shall, at the Stockholders’ expense, (i) prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for periods ending prior to or including the Closing Date which have not yet been filed as of the Closing Date, including the S short year (as described in Section 5.9(d); (ii) pay or cause to be paid all Tax reported, or required to be reported, on such Tax Returns for the pre-Closing Tax Returns; (iii) include any income or gain recognized as a result of Section 5.13 in the Companies’ and the Stockholders’ pre-Closing Tax Returns; and (iv) cause to be prepared all such Tax Returns consistent with the past practice of the Companies, except as otherwise required by applicable Law; provided, however, that for the avoidance of doubt and to the extent permitted by applicable Law, all deductions related to or arising out of the transactions contemplated by this Agreement shall be treated as arising on or before the Closing Date. At least thirty (30) days prior to the date on which each such Tax Return is filed (including any applicable extensions), the Stockholders shall submit such Tax Return to the Purchaser for the Purchaser’s review and approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the above, all expense, including fines, late fees and additional Taxes, resulting from or arising out of amendments to the Companies’ Tax Returns filed by or on behalf of the Stockholders for periods prior to the Closing Date shall be the obligation of, and be paid by, the Stockholders.

(b) Post-Closing Returns. The Purchaser shall, at Purchaser’s expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods beginning after the Closing Date.

(c) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser will prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”). Except as otherwise required by applicable Law, such Tax Returns will be prepared in a manner consistent with Tax Returns prepared and filed by the Company prior to the Closing Date. At least thirty (30) days prior to the date on which each such Tax Return is filed (including any applicable extensions), the Purchaser shall submit such Tax Return to the Stockholders for the Stockholders’ review and approval, which approval shall not be unreasonably withheld or delayed. For purposes of this Section 5.9, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes which relates to the portion of such taxable period ending on the day immediately preceding the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day immediately preceding the Closing Date and the denominator of which is the number of days in the entire taxable period and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the day immediately preceding the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practices of the Companies.

(d) S Termination Year. Items of income, gain, loss, deduction and credit shall be allocated between the S short year (as defined in Section 1362(e)(1)(A) of the Code) and the C short year (as defined in Section 1362(e)(1)(B) of the Code) pursuant to Section 1.1362-3(b)(2) of the Code.

(e) Payment of Taxes. To the extent such Taxes are not accrued on the Companies’ books and records and balance sheet as of the Closing, the Stockholders will be liable for the timely payment of all Taxes for Pre-Closing Tax Periods and the portion of Taxes for Straddle Tax Periods which relate to the period ending on the day immediately preceding the Closing Date (collectively, “Pre-Closing Taxes”).

(f) Conduct and Notice of Audits. After the Closing, the Stockholders and the Purchaser shall (i) provide to the other party such information relating to the Companies as the Stockholders or the Purchaser may reasonably request with respect to Tax matters and (ii) cooperate with each other in the conduct of any audit or other proceeding with respect to any Tax involving the Companies and shall retain or cause to be retained all Books and Records pertinent to the Companies for each taxable period or portion thereof ending on or prior to the Closing Date until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers). If any party to this Agreement receives any written notice from any taxing authority proposing an adjustment to any Tax for which any other party hereto may be obligated to indemnify under this Agreement, such party shall give prompt written notice thereof to the other that describes such proposed adjustment in reasonable detail; the failure to give such notice, however, shall not reduce the obligations of a party hereunder unless, and to the extent that, such failure prejudices the rights of the other party to contest such Tax.

(g) Amendment of Tax Returns. Without the prior written consent of the Stockholders, the Purchaser will not amend or permit the Companies to amend any Tax Return relating to a taxable period (or portion of such taxable period) ending on or prior to the Closing Date. The Stockholders shall have the right to amend a pre-Closing Tax Return; provided that at least thirty (30) days prior to the date on which each such amended Tax Return is filed, the Stockholders shall submit such amended Tax Return to the Purchaser for the Purchaser’s review and approval, which approval shall not be unreasonably withheld or delayed.

Section 5.10 Confidentiality.

(a) Commencing on the date hereof and continuing for a period of five (5) years thereafter, (i) Abbinante and the Stockholders will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Purchaser of any such order), directly or indirectly, any Confidential Information with respect to the Companies and/or the Business and (ii) Abbinante and the Stockholders will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Purchaser or the Business.

(b) Commencing on the date hereof and thereafter, Abbinante and the Stockholders will not take any action intended to disparage or damage the reputation of the Companies, the Purchaser or their respective Affiliates, directors, officers or personnel, or to engage in any other action that is intended to injure or hinder the business relationships of the Business.

(c) It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.10 will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.10 will be adjudicated to be invalid or unenforceable, this Section 5.10 will be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

(d) The parties recognize that the performance of the obligations under this Section 5.10 by Abbinante and the Stockholders is special, unique and extraordinary in character, and that in the event of the breach by Abbinante or any Stockholder of the terms and conditions of this Section 5.10, the Purchaser and the Companies will be entitled, if they so elect, to seek Damages for any breach of this Section 5.10 from Abbinante or the breaching Stockholder and/or to enforce the specific performance thereof by such breaching Stockholder.

(e) The parties acknowledge and agree that Damages in the event of a breach of any of the provisions of this Section 5.10 would be difficult, if not impossible, to ascertain and it is therefore agreed that the Purchaser, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. Abbinante and the Stockholders further agree that the Purchaser will not be required to post a bond or other security in connection with the issuance of any such injunction.

Section 5.11 Non-Competition and Non-Solicitation.

(a) In consideration of the Purchase Price payable hereunder, Abbinante agrees for a period of five (5) years after his separation from employment with the Purchaser or the Company, and each Stockholder agrees that for a period of five (5) years after the Closing Date, he or it will not, on behalf of himself, herself, or any other Person:

(i) within any jurisdiction or marketing area in which the business of the Purchaser or its Subsidiaries is conducted (x) with respect to Abbinante, at the time of his separation from employment with the Purchaser, and (y) with respect to the Stockholders, on the Closing Date, directly or indirectly own, manage, operate or control, be employed by (whether as an employee, consultant or advisor) or otherwise engage in any business of the type and character engaged in and competitive with the business of the Purchaser or its Subsidiaries. For these purposes, ownership of securities of less than five percent (5%) of any class of securities of a public company will not be considered to be competition with the Purchaser’s or any of its Subsidiaries’ business; or

(ii) induce or attempt to induce any potential customer, supplier, licensee or other business relation of the Purchaser or its Subsidiaries not to transact business with the Purchaser or a Subsidiary of the Purchaser in connection with the business of the Purchaser or its subsidiaries or to transact business with another company in lieu of doing business with the Purchaser or any of its Subsidiaries in connection with the business of the Purchaser and its Subsidiaries;

(iii) solicit for himself, herself, itself or any Person (other than the Purchaser or any of its Subsidiaries) the business of any Person, in lieu of doing business with the Purchaser or any of its Subsidiaries, that is or was a customer, supplier, licensee or other business relation of the Purchaser or any of its Subsidiaries (x) with respect to Abbinante, within two (2) years prior to the date of his separation from employment with the Purchaser, and (y) with respect to the Stockholders, within two (2) years prior to the date of this Agreement or in any way intentionally interfere with the relationship between the Purchaser or any of its Subsidiaries and any such Person; or

(iv) knowingly induce, attempt to induce, or in any way knowingly interfere with the relationship between the Purchaser or any of its Subsidiaries and any Employee; or solicit, employ or otherwise contract for services of any Employee of the Purchaser or any of its Subsidiaries.

(b) For purposes of this Section 5.11, the business of the Purchaser and its Subsidiaries shall be the business of the Purchaser and its Subsidiaries as conducted (x) with respect to Abbinante, on the date of his separation of employment with the Purchaser, and (y) with respect to the Stockholders, on the date of this Agreement.

(c) It is the desire and intent of the parties that the provisions of this Section 5.11 will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.11 is adjudicated to be invalid or unenforceable, this Section 5.11 will be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

(d) The parties recognize that the performance of the obligations under this Section 5.11 by Abbinante and the Stockholders is special, unique and extraordinary in character, and that in the event of the breach by Abbinante or a Stockholder of the terms and conditions of this Section 5.11, the Purchaser will be entitled, if it so elects, to obtain Damages for any breach of this Section 5.11, or to enforce the specific performance thereof by Abbinante or a breaching Stockholder or to enjoin Abbinante or a breaching Stockholder from performing services for any Person.

(e) The parties acknowledge and agree that Damages in the event of a breach of any of the provisions of this Section 5.11 would be difficult, if not impossible, to ascertain and it is therefore agreed that the Purchaser, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction and/or other equitable relief in any court of competent jurisdiction enjoining any such breach. Abbinante and the Stockholders further agree that the Purchaser will not be required to post a bond or other security in connection with the issuance of any such injunction.

Section 5.12 Update of Schedules. From time to time prior to the Closing Date, the Stockholders may provide updates (“Schedule Updates”) of all Schedules attached hereto to reflect changes thereto, including changes to any representations and warranties in Article III as to which no Schedules have been created as of the date hereof but as to which a Schedule would have been required to have been created on or before the date hereof if such changes had existed on the date hereof; provided, however, that the Stockholders shall deliver such Schedule Updates not less than two (2) Business Days prior to the Closing Date in accordance with the provisions of Section 10.5 and shall provide any additional information with respect to such Schedule Updates that the Purchaser may reasonably request within one (1) Business Day after such request. If any Schedule Update represents a material change from the Schedule provided on the Signing Date, the Purchaser may terminate this Agreement in reliance on Section 9.1. Any Schedule Updates delivered to

Purchaser shall not be deemed to modify the representations and warranties herein for purposes of determining whether or not the conditions to Closing set forth in Section 6.1 has been satisfied, but shall be deemed to modify the representations and warranties herein for purposes of determining any claims for indemnification pursuant to Section 8.2(a)(i).

Section 5.13 Section 338(h)(10) Election.

(a) With respect to the acquisition of the Shares hereunder, the Purchaser and each Stockholder will make a timely election under Section 338 of Code (and any corresponding elections under State or local tax law) (collectively, the “Section 338(h)(10) Elections”). The Stockholders and the Purchaser shall (i) take, and cooperate with each other to take, all actions necessary and appropriate (including filing such forms (Form 8883), returns, elections (including Form 8023), schedules and other documents as may be required) to effect and preserve timely Section 338(h)(10) Elections in accordance with Section 338 of the Code and Treasury Regulations Section 1.338(h)(10)-1 or any successor provisions and any comparable provisions arising out of State or local tax law, and (ii) the Stockholders and the Purchaser shall report the sale of the Shares pursuant to this agreement consistent with the Section 338(h)(10) Election and shall take no position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or Proceeding before any taxing authority, or otherwise. No party shall revoke, withdraw, or modify the Section 338(h)(10) Election. The Purchaser and the Stockholders agree that the Purchase Price and liabilities of the Companies will be allocated among the assets of the Companies for all purposes on IRS Form 8883. The Purchaser, the Companies and the Stockholder will all file Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such election.

(b) The Purchaser shall increase the Purchase Price in the amount (such amount, the “Tax Gross Up”) necessary to compensate the Stockholders on an after-tax basis for any Taxes payable by the Stockholders in excess of the Taxes payable as if the Section 338(h)(10) Elections had not been made. The Tax Gross Up shall be calculated using the highest federal and state income Tax rates then in effect for ordinary income, recapture income and capital gain income. The after-tax effect of the allocation of the Purchase Price among the assets, including the amount allocated to the covenant not to compete, shall be taken into account in calculating the Tax Gross Up. Any Tax Gross Up paid will be treated as additional Purchase Price for all provisions of this Agreement. The final Tax Gross Up amount (the Final Tax Gross Up) shall be determined pursuant to Section 2.4 herein.

(c) The Form 8883 shall be agreed to by the Purchaser and the Stockholders as soon as practicable after final determination of the Final Gross Up pursuant to Section 2.4(b). In the event of an adjustment to the Purchase Price in accordance with this Agreement, such adjustment shall be made to the Purchase Price paid for the assets of the Companies. The Parties will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

(d) The Purchaser shall pay the Tax Gross Up to the Stockholders pursuant to Section 2.2, subject to adjustment pursuant to Section 2.4.

(e) Any income Tax refunds that are received by the Purchaser or the Companies, and any amounts credited against income Tax to which the Purchaser or the Companies become entitled in a Tax period ending after the Closing Date, that relate to Tax periods or portions of such periods ending on or before the Closing Date shall be for the account of the Stockholders. The Purchaser shall pay over to the Stockholders any such refund or the amount of any such credit within five (5) days after actual receipt of such refund or application of such credit against Taxes.

Section 5.14 Armstrong AeroMod, LLC. Abbinante shall dispose of any direct or indirect interest in Armstrong AeroMod, LLC, an Illinois limited liability company, within one year after the Closing Date, in a manner and on terms and conditions reasonably acceptable to the Purchaser.

ARTICLE VI

CONDITIONS TO THE PURCHASER’S OBLIGATIONS

The purchase of the Shares by the Purchaser on the Closing Date is conditioned on satisfaction by the Stockholders, or waiver by the Purchaser, at or prior to the Closing, of the following conditions:

Section 6.1 Representations and Warranties. Each of the representations and warranties of the Companies and the Stockholders contained in this Agreement, after giving effect to the Schedules but not the Schedule Updates, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of that date), and the Stockholders shall have delivered to the Purchaser a certificate of the Stockholders, dated the Closing Date, to such effect.

Section 6.2 Agreements and Covenants. The Companies and the Stockholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Stockholders shall have delivered to the Purchaser a certificate of the Stockholders, dated the Closing Date, to such effect.

Section 6.3 Good Standing Certificate. The Stockholders shall have delivered to Purchaser certificates of existence and/or good standing for each Company from the Secretary of State of the State of Illinois dated within thirty (30) days of the Closing Date.

Section 6.4 No Material Adverse Change. Since the Signing Date, there shall have been no Material Adverse Change with respect to the Business, and no events, facts or circumstances shall have occurred which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change, and the Stockholders shall have delivered to the Purchaser a certificate of the Stockholders, dated the Closing Date, to such effect.

Section 6.5 No Litigation. No Proceedings shall have been instituted or, to the knowledge of the Companies, threatened before a court or other Governmental or Regulatory Authority to restrain or prohibit or materially delay any of the transactions contemplated hereby, and the Stockholders shall have delivered to the Purchaser a certificate of the Stockholders, dated the Closing Date, to such effect.

Section 6.6 Delivery of Shares. Each Stockholder shall have delivered to the Purchaser, and the Purchaser shall have received, one or more certificates or assignments representing, in the aggregate, the number of Shares owned by him, her or it, or, if such certificates or assignments are not available, an affidavit attesting to the loss of such documents accompanied by an indemnity acceptable to Purchaser in its sole discretion.

Section 6.7 No Claim Regarding Share Ownership or Proceeds. There will not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Shares, or any other voting, equity or ownership interest in, the Company or (ii) is entitled to all or any portion of the Purchase Price payable to the Stockholders for the Shares.

Section 6.8 Consents and Approvals. All governmental and third-party consents, waivers and approvals, if any, disclosed in Schedule 3.4(b) or otherwise necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received or waived by Purchaser.

Section 6.9 Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority since the Signing Date that would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

Section 6.10 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

Section 6.11 Minute Book and Stock Records. The Stockholders will have delivered to the Purchaser the original minute book and stock records of the Companies.

Section 6.12 Pay-Off Letters; Lien Releases. All Indebtedness of the Company as of the Closing Date shall have been repaid (as evidenced by customary pay-off letters from the holders of such Indebtedness delivered to the Purchaser by the Stockholders) and all arrangements reasonably satisfactory to the Purchaser providing for lien releases, canceled notes and other documents reasonably requested by the Purchaser prior to Closing shall have been made. The Stockholders shall have delivered to the Purchaser duly executed releases of liens releasing all of the assets of the Companies from all Liens except Permitted Liens.

Section 6.13 Satisfactory Due Diligence. The Purchaser and its Representatives shall be satisfied in their reasonable discretion with their due diligence review of the Companies with respect to (i) the Companies’ compliance in all material respects with state and local Tax reporting in jurisdictions other than Illinois, (ii) confirming that the internal, unaudited income statement of the Companies for the period ended December 31, 2014 and the internal, unaudited balance sheet of the Companies as of December 31, 2014 are materially consistent with the results of operations as of the Balance Sheet Date, and (iii) the historical depositing of materials within the designated Salt Creek floodplain/water shed along the northern property border of 1437 Harmony Court, including, but not limited to, any specific removal, remediation, or mitigation actions taken to address such materials, as well as any associated issues pertaining to the Company’s stormwater permitting status at such site, including, but not limited to, any ongoing obligations due to such status, such as monitoring and maintenance obligations.

Section 6.14 Resignations. The Companies shall have delivered to the Purchaser the resignation of each officer and director of the Companies, in their capacities as officers and directors, and not as employees, as the Purchaser shall have specified.

Section 6.15 Delivery of Section 338(h)(10) Election Forms. The Stockholders shall have delivered to the Purchaser all required forms, returns, elections, schedules and other documents necessary for the Section 338(h)(10) Election no later than two (2) days prior to the Closing Date.

Section 6.16 Escrow Agreement. The Stockholders shall have delivered to the Purchaser a duly executed counterpart of the Escrow Agreement.

Section 6.17 Real Property Matters. The Stockholders shall have delivered to the Purchaser: (i) evidence of the consummation of the sale of the Current Real Property and the real property located at 1431 Harmony Court, Itasca, Illinois, from the owners thereof to Purchaser; and (ii) termination of the Leases.

Section 6.18 Termination of Employment Agreements. The Stockholders shall have delivered to the Purchaser evidence of (i) the termination of the Employment Agreement, dated as of January 21, 2013, by and between Armstrong and Chryss Crockett, such termination to include an acknowledgment by Chryss Crockett that all options referenced in such Employment Agreement are terminated and that no shares of stock in any Company were issued to her; and (ii) the termination of the Employment Agreement dated as of January 1, 2014, by and between Armstrong and Dominick Zaccaro.

Section 6.19 Bank Account Numbers. The Stockholders shall have delivered to the Purchaser a list of all of the Companies’ bank account numbers and safe deposit box numbers.

Section 6.20 Frustration of Closing Conditions. The Purchaser may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the Purchaser’s failure to act in good faith or the Purchaser’s failure to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE VII

CONDITIONS TO StockHOLDERS’ OBLIGATIONS

The sale of the Shares by the Stockholders on the Closing Date is conditioned upon satisfaction by the Purchaser, or waiver by the Stockholders in writing, at or prior to the Closing, of the following conditions:

Section 7.1 Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of that date), and the Purchaser shall have delivered to the Stockholders a certificate of the Purchaser, dated the Closing Date, to such effect.

Section 7.2 Agreements and Covenants. The Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Purchaser shall have delivered to the Stockholders a certificate of the Purchaser, dated the Closing Date, to such effect.

Section 7.3 No Litigation. No Proceedings shall have been instituted or threatened before a court or other Governmental or Regulatory Authority to restrain or prohibit any of the transactions contemplated hereby, and the Purchaser shall have delivered to Stockholders a certificate of the Purchaser, dated the Closing Date, to such effect.

Section 7.4 Consents and Approvals. All governmental and third-party consents, waivers and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

Section 7.5 Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

Section 7.6 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Stockholders and their counsel, and the Stockholders shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

Section 7.7 Escrow Agreement. The Purchaser shall have delivered to the Stockholders a duly executed counterpart of the Escrow Agreement.

Section 7.8 Real Property Matters. The Purchaser shall have delivered to the Stockholders evidence of the consummation of the sale of the Current Real Property and the real property located at 1431 Harmony Court, Itasca, Illinois, from the owners thereof to Purchaser.

Section 7.9 Frustration of Closing Conditions. The Stockholders and the Companies may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the Stockholders’ or the Companies’ failure to act in good faith or the Stockholders’ or the Companies’ failure to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1 Survival of Representations; Survival of Covenants.

(a) Except as set forth in subparagraph (b) below, the respective representations and warranties of the parties contained in this Agreement will survive the Closing for a period of eighteen (18) months after the Closing Date.

(b) The representations and warranties contained in:

(i) Section 3.1 (Ownership of Shares), Section 3.2 (Existence and Good Standing), Section 3.3 (Authority and Enforceability), Section 3.5 (Capitalization), Section 3.6 (Subsidiaries and Investments) and Section 3.28 (Brokers’ or Finders’ Fees) will survive the Closing indefinitely;

(ii) Section 3.14 (Taxes) and Section 3.23 (Environmental Matters) will survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof); and

(iii) Section 4.1 (Existence and Good Standing, Section 4.2 (Authority and Enforceability) and Section 4.4 (Brokers’ or Finders’ Fees) will survive the Closing indefinitely.

(c) Except as otherwise specifically provided in this Agreement, all covenants, agreements and obligations in this Agreement will survive the Closing indefinitely.

Section 8.2 Indemnification.

(a) Subject to the limitations set forth in this Article VIII, the Stockholders will jointly and severally, indemnify and hold harmless the Purchaser and its Affiliates, officers, directors, agents, employees, successors, representatives and assigns (each, a “Purchaser Indemnified Party”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Purchaser Indemnified Party, directly or indirectly resulting from or arising out of any of the following (each, a “Purchaser Indemnifiable Claim”):

(i) any inaccuracy in or breach of any of the representations or warranties, taking into account the Schedules and the Schedule Updates, made by the Stockholders in this Agreement or any other Transaction Document;

(ii) any breach or non-performance of any covenant, agreement or obligation to be performed by the Stockholders pursuant to this Agreement or any other Transaction Document;

(iii) any Indebtedness;

(iv) any Transaction Costs;

(v) any Environmental Claim based on or arising from materials having been deposited within the designated Salt Creek floodplain water shed along the northern property border in contravention of Environmental Laws or any Permit; (b) failing to address, mitigate, or remediate any historic deposit of materials deposited within the designated Salt Creek floodplain water shed along the northern property border, to the extent required by any Governmental or Regulatory Authority, Environmental Law, or Permit; and (c) any instance of non-compliance with regard to any obligations regarding the Company’s existing stormwater permitting status, including any attendant obligations associated with addressing, monitoring, or mitigating any wetland area installed due to the prior deposit of materials within the designated Salt Creek floodplain water shed along the northern property border; and

(vi) any Pre-Closing Taxes but only to the extent not otherwise reflected in the Balance Sheet subject to Section 3.14 of this Agreement.

(b) Subject to the limitations set forth in this Article VIII, the Purchaser will indemnify and hold harmless the Stockholders and their respective Affiliates, successors, representatives and assigns (each, a “Stockholder Indemnified Party”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Stockholder Indemnified Party directly or indirectly resulting from or arising out of any of the following (each, a “Stockholder Indemnifiable Claim”):

(i) any inaccuracy in or breach of any of the representations or warranties made by the Purchaser in this Agreement or any other Transaction Document;

(ii) any breach or non-performance of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement or any other Transaction Document;

(iii) the operations of the Companies from and after the Closing; and

(iv) any Taxes other than Pre-Closing Taxes not otherwise reflected in the Balance Sheet.

(c) The obligations to indemnify and hold harmless pursuant to Sections 8.2(a) and 8.2(b) will survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 8.1, except for claims for indemnification asserted prior to the end of such periods, which claims will survive until final resolution thereof.

Section 8.3 Limitation on Indemnification.

(a) Except as set forth in this Section 8.3(a) or in Section 8.3(b) below, the maximum personal liability of all of the Stockholders to the Purchaser with respect to Purchaser Indemnifiable Claims will be an aggregate amount equal to $7,500,000 (the “General Cap”); provided, however, that the General Cap shall not apply with respect to Purchaser Indemnifiable Claims arising from any breach or inaccuracy of any representation and warranty in Section 3.21 (Personnel), Section 3.22 (Employee Benefit Plans) and Section 3.23 (Environmental Matters). The maximum personal liability of all of the Stockholders to the Purchaser with respect to Purchaser Indemnifiable Claims inclusive of Purchaser Indemnifiable Claims arising from any breach or inaccuracy of any representation and warranty in Section 3.21 (Personnel), Section 3.22 (Employee Benefit Plans) and Section 3.23 (Environmental Matters) will be an amount equal to $12,500,000 (the “Aggregate Cap”). In addition, the Stockholders will have no liability (for indemnification or otherwise) (i) with respect to any individual claim the Damages of which are less than $10,000 and (ii) unless and until the aggregate of all Damages with respect to all aggregate claims exceeds $500,000 (the “Threshold”); provided, however, that once the aggregate amount of such Damages exceeds the Threshold, the Stockholders will be liable only for the entire amount of Damages in excess of the Threshold.

(b) Notwithstanding the provisions of Section 8.3(a) above, any Damages with respect to a Purchaser Indemnifiable Claim arising from any breach or inaccuracy of any representation and warranty in Section 3.1 (Ownership of Shares), Section 3.2 (Existence and Good Standing), Section 3.3 (Authority and Enforceability), and Section 3.5 (Capitalization), Section 3.14 (Taxes) and Section 3.28 (Brokers’ or Finders’ Fees), as well as Damages with respect to a Purchaser Indemnifiable Claim under Sections 8.2(a)(ii) through Section 8.2(a)(vi) or which arises from Fraud, will not be subject to or applied toward the Threshold, the General Cap or the Aggregate Cap, and the Purchaser Indemnified Parties will be entitled to indemnification for the entire amount of Damages with respect thereto without regard to the General Cap or the Aggregate Cap. The term “Fraud” shall mean a final determination of a court of competent jurisdiction that an applicable party has committed fraud under applicable Law against another party in connection with any representations, warranties or covenants made herein or in any schedule, exhibit or certificate delivered pursuant hereto.

(c) The maximum personal liability of the Purchaser to the Stockholders with respect to Stockholder Indemnifiable Claims will be the General Cap. In addition, the Purchaser will have no liability (for indemnification or otherwise) with respect to claims until the total of all Damages with respect to all aggregate claims exceeds the Threshold; provided, however, that once the aggregate amount of such Damages exceeds the Threshold, the Purchaser will be liable only for the entire amount of Damages in excess of the Threshold.

(d) Notwithstanding the provisions of Section 8.3(c) above, any Damages with respect to a Stockholder Indemnifiable Claim arising from any breach or inaccuracy of any representation and warranty in Section 4.1 (Existence and Good Standing), Section 4.2 (Authority and Enforceability) and Section 4.4 (Brokers’ or Finders’ Fees), as well as Damages with respect to a Stockholder Indemnifiable Claim under Sections 8.2(b)(ii) through Section 8.2(b)(iv), will not be subject to or applied toward the Threshold or the Cap, and the Stockholder Indemnified Parties will be entitled to indemnification for the entire amount of Damages with respect thereto without regard to the Threshold or General Cap.

(e) The Stockholders will not have any rights, hereunder or otherwise, to indemnification or contribution from the Company with respect to any matter, and the Stockholders hereby release the Company from any liability arising out of or in connection with any such claim; provided, however, that, subject to the limitations set forth in this Section 8.3, the foregoing release is not intended to affect in any way the Stockholders’ right to be indemnified by the Purchaser pursuant to Sections 8.2(b).

(f) Notwithstanding anything herein to the contrary, no party hereto shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party has been indemnified or reimbursed for such amount under any other provision of this Agreement or by any third Person.

(g) The amount of any claims for Damages which indemnification is provided under this Article VIII shall be (i) net of any amounts recovered by an Indemnified Party under insurance policies with respect to such claims, and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party (including as a result of any basis adjustment) arising from the incurrence or payment of any such claims. If, after the Indemnifying Party has indemnified the Indemnified Party for any part of such claims, the Indemnified Party recovers any such claims under insurance policies, then the Indemnified Party shall reimburse the Indemnifying Party the amount previously paid by the Indemnifying Party to the Indemnified Party for such claims, up to the amount recovered by the Indemnified Party for such claims.

(h) The Indemnified Party shall act in a commercially reasonable manner in mitigating any claims for Damages that may provide the basis for an indemnifiable claim (that is, the Indemnified Party shall respond to such claims in the same manner that it would respond to such claims in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the claims for which indemnification is being sought.

Section 8.4 Indemnification Procedure.

(a) Within a reasonable period of time after the incurrence of any Damages by an Indemnified Party seeking indemnification under Section 8.2(a) or Section 8.2(b) hereof, such Indemnified Party will deliver to the Indemnifying Party a written notice of claim (a “Claim Notice”), which Claim Notice will:

(i) state that the Indemnified Party has paid or properly accrued Damages or anticipates that it will incur liability for Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Damages included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) In the event that the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party will, within ten (10) days after receipt by the Indemnifying Party of such Claim Notice, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party will, within the twenty (20) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party will have so objected. If the Indemnified Party and the Indemnifying Party succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party will promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts during such twenty (20) day period, then the Indemnified Party and the Indemnifying Party will submit such dispute to a court of competent jurisdiction for determination. The party which receives a final judgment in such dispute will be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other party.

(c) Claims for Damages specified in any Claim Notice to which an Indemnifying Party does not object in writing within ten (10) days of receipt of such Claim Notice, claims for Damages covered by a memorandum of agreement of the nature described in Section 8.4(b), claims for Damages the validity and amount of which have been the subject of judicial determination as described in Section 8.4(b) and claims for Damages the validity and amount of which have been the subject of a final judicial determination, or have been settled with the consent of the Indemnifying Party, as described in Section 8.5, are hereinafter referred to, collectively, as “Agreed Claims.” Within thirty (30) days of the determination of the amount of any Agreed Claims, to the extent not paid from the Escrow Account in the event of a Purchaser Indemnifiable Claim, the Indemnifying Party will pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a written notice to the Indemnifying Party not less than three (3) Business Days prior to such payment.

Section 8.5 Third Party Claims. If a claim by a third party is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party will promptly notify in writing the Indemnifying Party of such claims pursuant to Section 8.4; provided, that the failure to so notify will not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party will have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof; provided, however, that (i) the Indemnifying Party will permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel will be borne by such Indemnified Party and (ii) the Indemnifying Party will promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Damages resulting therefrom subject to the limitations set forth in this Agreement; provided, further, that the Indemnifying Party will not be entitled to assume control of such defense and will pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnified Party and the Indemnifying Party agree, reasonably and in good faith, that such third-party claim would give rise to Damages which are more than 150% of the amount then remaining indemnifiable by such Indemnifying Party pursuant to this Article VIII; (ii) the claim for indemnification relates to or arises in connection with any criminal Proceeding, (iii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iv) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (v) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. Any Indemnified Party will have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel will not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party has failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party has been advised in writing by its counsel that there may be one or more legal defenses available to the Indemnified Party which either are not available to the Indemnifying Party, or are available to the Indemnifying Party but the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party will not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party will have the right to pay or settle any such claim, provided, however, that in such event it waives any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party has consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party will have the right to contest, settle or compromise the claim but will not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party will not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VIII and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

The Indemnifying Party and the Indemnified Party will cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any Proceeding relating to such claim.

Section 8.6 Exclusive Remedies. In the absence of Fraud, the indemnification provisions set forth in this Article VIII shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Agreement or any other Transaction Document. The parties shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including, without limitation, under the Racketeer Influence and Corrupt Organizations Act of 1970, as amended), all of which the parties hereby waive.

ARTICLE IX

TERMINATION

Section 9.1 Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a) by either the Purchaser, on the one hand, or the Stockholders, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived in writing;

(b) by the Purchaser if any of the conditions in Article VI have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition in writing on or before Closing;

(c) by the Stockholders if any of the conditions in Article VII have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of the Stockholders to comply with its obligations under this Agreement) and the Stockholders have not waived such condition in writing on or before Closing;

(d) by the mutual written consent of the Purchaser and the Stockholders; or

(e) by either the Purchaser or the Stockholders if the Closing has not occurred (excluding a delay resulting from failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 2015, or such later date as the parties may agree upon in writing.

Section 9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Except for the obligations contained in Section 5.10(b) and the next sentence, if this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate. Notwithstanding the termination of this Agreement, the Purchaser will not take any action intended to disparage or damage the reputation of the Companies, the Stockholders, or Abbinante, their respective Affiliates, directors, officers or personnel, or to engage in any other action that is intended to injure or hinder the business relationships of the Business. Notwithstanding the foregoing, if the Agreement is terminated pursuant to Section 9.1(e), termination shall be the sole and exclusive remedy and no party shall have any additional rights or remedies available to it.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses. The Purchaser shall pay all documentary, stamp, sales, transfer, excise or other similar Taxes incurred in connection with this Agreement, the Transaction Documents, and the transactions contemplated hereby (but not any income Taxes imposed on Stockholders), and the filing of any Tax return with respect to such Taxes. Other than as described in the first sentence of this Section 10.1, whether or not the transactions contemplated by this Agreement are consummated, the parties hereto will pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and financial advisers. The fees and expenses of the Escrow Agent will be paid one-half by the Purchaser and one-half by the Stockholders.

Section 10.2 Governing Law; Venue. The interpretation and construction of this Agreement, and all matters relating hereto, will be governed by the laws of the State of Illinois applicable to agreements executed and to be performed solely within such State, without regard to principles of conflicts of law of any jurisdiction. Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the circuit courts located in Chicago, Illinois, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such proceeding and waives any objection to venue laid therein. Process in any proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 10.3 Waiver of Jury Trial. Purchaser, Planesite, Abbinante and the Stockholders hereby waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Purchaser, Planesite, Abbinante and the Stockholders each (i) certify that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledge that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.3.

Section 10.4 Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.5 Notices. Any notice or other communication required or permitted under this Agreement will be deemed to have been duly given (i) three (3) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile transmission if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

if to the Stockholders or Planesite, a single notice, to:

Robert Abbinante

542 N. Ellsworth Avenue

Addison, Illinois 60101

with a copy (which shall not constitute notice or service of process) to:

Huck Bouma PC

1755 S. Naperville Road

Suite 200

Wheaton, Illinois 60189

Attn: David D. O’Sullivan, Esq.

Facsimile: 630-221-1756

and if to the Purchaser, to

Astronics Corporation

130 Commerce Way

East Aurora, NY 14052

Attn: Chief Financial Officer

Facsimile: 716-655-0309

or such other address or number as is furnished in writing by any such party.

Section 10.6 Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other party hereto, other than by operation of law; provided, however, that the Purchaser may assign its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary or to any Affiliate and provided, further, that if the Purchaser makes any assignment referred to above, the Purchaser will remain liable under this Agreement. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 10.7 Counterparts; Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, all of which taken together will constitute one (1) instrument. The parties agree that this Agreement may be executed by facsimile transmission and that the reproduction of signatures by facsimile or similar device will be treated as binding as if originals, and each party agrees and undertakes to provide the other party with a copy of the Agreement bearing original signatures forthwith upon demand by the other party.

Section 10.8 Entire Agreement; Amendments. This Agreement, including the Schedules and the Exhibits hereto, and the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by the Purchaser and the Stockholders or, in the case of a waiver, by the party waiving compliance.

Section 10.9 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 10.10 Independence of Covenants and Representations and Warranties. All covenants hereunder will be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant will not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder will be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

Section 10.11 Third-Party Beneficiaries. Each party hereto intends that this Agreement will not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and the Indemnified Parties.

Section 10.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[ signature page follows ]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:	ASTRONICS CORPORATION

	By:	/s/ David C. Burney
Name: David C. Burney
Title: Executive Vice President

PLANESITE:	PLANESITE HOLDINGS, INC.

	By:	/s/ Robert Abbinante
Name: Robert Abbinante
Title: CEO

STOCKHOLDERS:	THE ROBERT ABBINANTE TRUST DATED OCTOBER 14, 2009

	By:	/s/ Robert Abbinante
Robert Abbinante, Trustee

THE ABBINANTE 2013 IRREVOCABLE TRUST # 1,

	By:	/s/ Robert Abbinante
Robert Abbinante, Trustee

THE ABBINANTE 2013 IRREVOCABLE TRUST #2

	By:	/s/ MaryPaula I. Abbinante
MaryPaula I. Abbinante, Trustee

ABBINANTE:

/s/ Robert Abbinante
Robert Abbinante